EXHIBIT 10.4

Published CUSIP Number:	87104NAD3
Revolving Credit CUSIP Number:	87104NAE1
Term Loan CUSIP Number:	87104NAF8

$1,100,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 27, 2017,

by and among

SWITCH, LTD.,

as Borrower,

the Lenders referred to herein,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender,

BMO CAPITAL MARKETS CORP.,

GOLDMAN SACHS BANK USA and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agents

and

CITIZENS BANK, N.A. and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

WELLS FARGO SECURITIES, LLC, BMO CAPITAL MARKETS CORP., GOLDMAN SACHS BANK USA and JPMORGAN CHASE BANK, N.A., as Joint Lead Arrangers and Joint Bookrunners for the Revolving Credit Facility	BMO CAPITAL MARKETS CORP., WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA and JPMORGAN CHASE BANK, N.A., as Joint Lead Arrangers and Joint Bookrunners for the Term Loan Facility

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Auction Procedures

SCHEDULES

Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Commitments and Commitment Percentages
Schedule 7.1	-	Jurisdictions of Organization and Qualification
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.6	-	Tax Matters
Schedule 7.9	-	ERISA Plans
Schedule 7.13	-	Labor and Collective Bargaining Agreements
Schedule 7.18	-	Real Property
Schedule 7.19	-	Litigation
Schedule 8.19	-	Post-Closing Matters
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3	-	Existing Loans, Advances and Investments
Schedule 9.7	-	Transactions with Affiliates

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 27, 2017, by and among SWITCH, LTD., a Nevada limited liability company, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acceptable Intercreditor Agreement” means an intercreditor agreement, the terms of which are consistent with market terms governing security arrangements for the sharing of liens and/or arrangements relating to the distribution of payments, as applicable, (a) to the extent executed in connection with the incurrence of Indebtedness secured by Collateral intended to rank equal in priority to the Liens on the Collateral securing the Obligations, on a pari passu basis, (b) to the extent executed in connection with the incurrence of Indebtedness secured by Collateral intended to rank junior in priority to the Liens on the Collateral securing the Obligations, on a junior basis, and/or (c) to the extent executed in connection with the incurrence of Indebtedness intended to rank junior in rights to payment to the Obligations, on a junior basis, in each case at the time such intercreditor agreement is proposed to be established, as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment, among the Administrative Agent and one or more representatives for the holders of any such Indebtedness.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate margins, original issue discount (“OID”), upfront fees and any LIBOR Rate floor (to the extent the operation of such floor would increase the yield on drawn amounts on the proposed date of incurrence thereof), or otherwise, in each case as reasonably determined by the Administrative Agent in consultation with the Borrower; provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated Weighted Average Life to Maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, commitment fees, structuring fees, underwriting fees, amendment fees or similar fees paid or payable to the applicable arrangers (or their affiliates) for such Indebtedness or any other fees not payable generally to the lenders providing such Indebtedness.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower and its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means:

(a) with respect to the Term Loan Facility, the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Pricing Level	Consolidated Total Leverage Ratio	LIBOR +	Base Rate +
I	Less than 4.00 to 1.00	2.50%	1.50%
II	Greater than or equal to 4.00 to 1.00	2.75%	1.75%

(b) with respect to the Revolving Credit Facility, the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Pricing Level	Consolidated Total Leverage Ratio	LIBOR +	Base Rate +	Commitment Fee
I	Less than or equal to 1.50 to 1.00	1.50%	0.50%	0.25%
II	Greater than 1.50 to 1.00, but less than or equal to 2.25 to 1.00	1.75%	0.75%	0.30%
III	Greater than 2.25 to 1.00, but less than or equal to 3.00 to 1.00	2.00%	1.00%	0.35%
IV	Greater than 3.00 to 1.00, but less than or equal to 4.00 to 1.00	2.25%	1.25%	0.40%
V	Greater than 4.00 to 1.00	2.50%	1.50%	0.45%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall (x) with respect to the Revolving Credit Facility, be based on Pricing Level IV and (y) with respect to the Term Loan Facility, be based on Pricing Level II, in each case, until the first Calculation Date occurring after the Closing Date and, thereafter, in each case, the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 8.2(a) (taking into account any applicable cure periods) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered (taking into account any applicable cure periods) shall (x) with respect to the Revolving Credit Facility, be based on Pricing Level V and (y) with respect to the Term Loan Facility, be based on Pricing Level II, in each case, until such time as such Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Wells Fargo Securities, LLC, BMO Capital Markets Corp., Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., in their capacities as joint lead arrangers and joint bookrunners.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Auction” has the meaning assigned thereto in Section 4.5(a).

“Auction Manager” has the meaning assigned thereto in Section 4.5(a).

“Auction Notice” has the meaning assigned thereto in Exhibit I.

“Auction Procedures” means the procedures set forth in Exhibit I.

“Available Amount” means, on any date of determination, an amount equal to, without duplication:

(a) the sum of, without duplication:

(i) $50,000,000; plus

(ii) an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of (x) Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date times (y) 100% minus the ECF Percentage for each such Excess Cash Flow Period; plus

(iii) the Net Cash Proceeds received by the Borrower or any Subsidiary of any issuance of Qualified Equity Interests of the Borrower plus (x) cash contributions and (y) the fair market value, as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or other property, in each case, received by the Borrower or any Subsidiary as a capital contribution as common Equity Interests, in each case, during the period from the Closing Date through and including such date, other than (A) the proceeds from an IPO and (B) the proceeds of capital contributions or issuances of Qualified Equity Interests to the extent specifically and contemporaneously utilized in connection with other transactions permitted pursuant to this Agreement; plus

(iv) the net cash proceeds received by the Borrower or any Subsidiary during the period from the Closing Date through and including such date in connection with (A) cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment originally made using the Available Amount after the Closing Date and (B) sales of Investments that were originally made using the Available Amount (in each case, in an amount not to exceed the original amount of such Investment); plus

(v) the aggregate amount of Retained Declined Proceeds; minus

(b) the sum of, without duplication, all usage of the Available Amount pursuant to Sections 9.3(m), 9.6(f) and 9.9(b)(iv) on or prior to the date of determination.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Borrower” means Switch, Ltd., a Nevada limited liability company.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, Las Vegas, Nevada and New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (i) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations during such period, but excluding (a) expenditures for the restoration, substitution, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed (x) by the proceeds of an insurance policy maintained by such Person, or (y) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures that constitute Permitted Acquisitions, (c) interest required to be capitalized during such period determined in accordance with GAAP, (d) expenditures that are accounted for as Capital Expenditures of the Borrower or its Subsidiaries and that actually are paid for by a third party and for which the Borrower or any of its Subsidiaries has not provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person, and (e) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person means, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) solely in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (a) through (d) of this definition denominated in any foreign currency that is the local currency of such Foreign Subsidiary comparable in tenor and in credit quality to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction and (f) Investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (d) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer, automated clearing house and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“CFC Holding Company” means, as of any time of determination, a Domestic Subsidiary that at such time has no material assets other than the Equity Interests in one or more First-Tier Foreign Subsidiaries. For the avoidance of doubt, the Borrower shall not be treated as a CFC Holding Company.

“Change in Control” means an event or series of events by which:

(a) prior to an IPO, (i) the Permitted Investors shall fail to collectively own the Equity Interests of the Borrower representing more than fifty percent (50%) of (A) the economic interest of the Borrower and (B) the voting power of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (ii) the Roy Family shall fail to own the Equity Interests of the Borrower representing more than five percent (5%) of (A) the economic interest of the Borrower and (B) the voting power of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower;

(b) after an IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than thirty-three percent (33%) of all of the outstanding Equity Interests of the Parent Entity entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Parent Entity, (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Parent Entity shall not constitute Continuing Directors or (iii) the Parent Entity shall cease to be the sole managing member (or equivalent governing position) of the Borrower; or

(c) there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means (a) when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan, Term Loan, Extended Term Loan, Extended Revolving Credit Loan, Refinancing Revolving Loan of a given Refinancing Series or Refinancing Term Loan of a given Refinancing Series, (b) when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, commitment in respect of Incremental Term Loans, Extended Revolving Credit Commitment, Refinancing Revolving Credit Commitment of a given Refinancing Series and (c) when used in reference to Lenders, whether such Lenders have a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means the date of this Agreement.

“Closing Date Dividend” means the payment by the Borrower of a one-time dividend in an aggregate amount not to exceed $175,000,000 to be made within 30 days of the Closing Date.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the amended and restated collateral agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent, as reaffirmed, amended, restated, supplemented or otherwise modified from time to time.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense and (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), including non-cash compensation expenses for equity issuances, (iv) extraordinary losses (excluding extraordinary losses from discontinued operations), (v) one-time charges by the Public Utilities Commission of Nevada pursuant to Borrower’s and its Subsidiaries’ application to purchase energy, generation, transmission, distribution, capacity or ancillary services from electric resources providers pursuant to Nevada Revised Statutes chapter 704B in an aggregate amount not to exceed $30,000,000; provided that no more than $10,000,000 of such charges may be taken after Fiscal Year 2017, (vi) net after-tax losses on Asset Dispositions other than in the ordinary course of business and (vii) Transaction Costs less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains, (iii) net after-tax gains on Asset Dispositions other than in the ordinary course of business and (iv) non-cash gains or non-cash items increasing Consolidated Net Income.

For purposes of calculating Consolidated EBITDA hereunder for any period during which one or more Specified Transactions occurs, such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant such that:

(a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b) non-recurring costs, extraordinary expenses and other pro forma adjustments (including anticipated cost savings) attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries, and (iii) are either (x) permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933 or (y) represent less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this clause (b) in the aggregate) for the most recently ended four (4) fiscal quarter period; provided that the foregoing costs, expenses, adjustments, cost savings and other synergies shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (without duplication) (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness (other than Indebtedness pursuant to clause (h) of such definition, and with respect to any Indebtedness of the type described in clause (f) of such definition, only to the extent of any drawing under a letter of credit that has not been reimbursed within one Business Day) of the Borrower and its Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the fiscal quarter ending on or immediately prior to such date multiplied by four (4).

“Continuing Directors” means the directors (or equivalent governing body) of the Parent Entity on the effective date of any IPO and each other director of the Parent Entity, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Parent Entity is recommended by more than fifty percent (50%) of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at the time such control agreement is executed.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Current Assets” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis at any date of determination, all assets (other than cash, Cash Equivalents and current or deferred Taxes based on income or profits (including accrued amounts to pay Permitted Tax Distributions)) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination.

“Current Liabilities” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities at such date of determination, excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Credit Loans, L/C Obligations and Swingline Loans, (c) accruals for current or deferred Taxes based on income or profits, (d) the current portion of accrued Consolidated Interest Expense and (e) accruals, if any, of transaction costs resulting from the Transactions.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debt Ratings” means the collective reference to (a) the public corporate family rating of the Borrower as determined by Moody’s from time to time, (b) the public corporate credit rating of the Borrower as determined by S&P from time to time and (c) the public ratings with respect to the Credit Facility as determined by both Moody’s and S&P from time to time, and “Debt Rating” means, as applicable, any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning assigned thereto in Section 4.4(b)(vi).

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, the Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, in each case after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that if such Equity Interests are issued to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or upon a change in control or termination of employment.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“ECF Percentage” means, with respect to any Fiscal Year, (a) 50%, if the Consolidated Total Leverage Ratio at the end of such Fiscal Year is greater than or equal to 3.50 to 1.00, (b) 25%, if the Consolidated Total Leverage Ratio at the end of such Fiscal Year is greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00 and (c) 0% , if the Consolidated Total Leverage Ratio at the end of such Fiscal Year is less than 3.00 to 1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Engagement Letter” means that certain Engagement Letter dated as of May 25, 2017, among the Arrangers and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any violation of any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment under any Environmental Laws.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Excess Cash Flow Period, the excess (if any) of:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such Excess Cash Flow Period,

(ii) the amount of all non-cash charges or losses to the extent deducted in determining Consolidated Net Income for such Excess Cash Flow Period (excluding any non-cash charges representing an accrual or reserve for a potential cash charge in any future Fiscal Year or amortization of a prepaid cash gain that was paid in a prior Fiscal Year) and

(iii) decreases, if any, in Working Capital for such Excess Cash Flow Period, minus

(b) the sum, without duplication, of

(i) the aggregate amount of cash actually paid by the Borrower and its Subsidiaries during such Excess Cash Flow Period on account of Capital Expenditures, Permitted Acquisitions and other Investments made pursuant to Section 9.3(i), (n) or (o), in each case to the extent that such Capital Expenditures, Permitted Acquisitions or other Investments were financed with Internally Generated Cash and were not made by utilizing the Available Amount,

(ii) the aggregate amount of all scheduled principal payments or repayments of Indebtedness (other than voluntary prepayments of Loans and mandatory prepayments of Loans, except for repayments under Section 4.4(b)(ii) that resulted in an increase in Consolidated Net Income and not in excess of the amount of such increase) made by the Borrower and its Subsidiaries during such Excess Cash Flow Period, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, in each case to the extent that such payments or prepayments of Indebtedness were financed with Internally Generated Cash and were not made by utilizing the Available Amount,

(iii) the amount of all non-cash credits or gains to the extent included in determining Consolidated Net Income for such Excess Cash Flow Period,

(iv) increases, if any, to Working Capital for such Excess Cash Flow Period,

(v) the aggregate amount of non-cash gains on dispositions of Property by the Borrower or its Subsidiaries during such Excess Cash Flow Period, to the extent included in arriving at Consolidated Net Income,

(vi) the amount of Restricted Payments made by the Borrower in cash during such Excess Cash Flow Period pursuant to Section 9.6(c), (d) and (g), in each case to the extent that such Restricted Payments were financed with Internally Generated Cash, and

(vii) any fees and expenses paid in cash during such Excess Cash Flow Period in connection with any Investment, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement or the other Loan Documents) and including any such transaction undertaken but not completed, in each case to the extent not already deducted from the calculation of Consolidated Net Income.

“Excess Cash Flow Period” has the meaning assigned thereto in Section 4.4(b)(iv).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means, collectively, (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any direct or indirect Foreign Subsidiary, (c) any CFC Holding Company and (d) each Immaterial Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions of the Subsidiary Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 5, 2015, by and among the Borrower, the lenders party thereto and Wells Fargo, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).

“Extended Revolving Credit Commitment” has the meaning assigned thereto in Section 5.17(a)(ii).

“Extended Revolving Credit Loans” has the meaning assigned thereto in Section 5.17(a)(ii).

“Extended Term Loans” has the meaning assigned thereto in Section 5.17(a)(iii).

“Extending Revolving Credit Lender” has the meaning assigned thereto in Section 5.17(a)(ii).

“Extension” has the meaning assigned thereto in Section 5.17(a).

“Extension Offer” has the meaning assigned thereto in Section 5.17(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loan made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenant” means, on any date of determination, the applicable Consolidated Total Leverage Ratio covenant level required pursuant to Section 9.14 on such date.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Equity Interests of which are owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiary” means any Subsidiary that (a) together with its Subsidiaries, (i) has assets (excluding restricted cash and Cash Equivalents) representing no more than five percent (5%) of the Consolidated total assets (excluding restricted cash and Cash Equivalents) of the Borrower and its Subsidiaries or (ii) generates no more than five percent (5%) of the Consolidated revenues of the

Borrower and its Subsidiaries, in each case, as reflected in the most recent financial statements delivered pursuant to Section 6.1(e)(i) or Sections 8.1(a) or (b), as applicable and (b) has been designated as an “Immaterial Subsidiary” by the Borrower in the manner provided below; provided that, if at any time, (A) the total assets of the Immaterial Subsidiaries (excluding restricted cash and Cash Equivalents), taken as a whole, as of the last day of the Borrower’s most recently ended fiscal quarter shall be greater than ten percent (10%) of the Consolidated total assets (excluding restricted cash and Cash Equivalents) of the Borrower and its Subsidiaries or (B) ten percent (10%) the Consolidated total revenues of the Borrower and its Subsidiaries on such date, then the Borrower shall take such actions as may be necessary, including causing an Immaterial Subsidiary to become a Subsidiary Guarantor and grant security interests pursuant to Section 8.14, to comply with the requirements set forth in the preceding clauses (A) and (B). The Borrower may from time to time designate any Subsidiary (including a newly-created or newly-acquired Subsidiary) as an Immaterial Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer making such designation and confirming that (x) such Subsidiary meets the requirements set forth in this definition and (y) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, in no event shall (x) NV NAP 2, LLC, a Nevada limited liability company, Sinap-Tix, LLC, a Nevada limited liability company or Switch Business Solutions, LLC, a Nevada limited liability company or (y) any Subsidiary that is an obligor or guarantor of any Refinancing Debt or Junior Indebtedness, be permitted to be designated as an “Immaterial Subsidiary”.

“Increase Effective Date” has the meaning assigned thereto in Section 5.13(c).

“Incremental Amendment” has the meaning assigned thereto in Section 5.13(d)(iii).

“Incremental Increases” has the meaning assigned thereto in Section 5.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 5.13(b).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all payment obligations under non-competition, earn-out or similar agreements (but only once non-contingent and determinable)), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business and customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but if not assumed, limited to the lesser of such Indebtedness or the value of the assets subject to such Lien);

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person in respect of Disqualified Equity Interests;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and

(e) there shall be no more than eight (8) Interest Periods in effect at any time.

“Internally Generated Cash” means cash funds of the Borrower and its Subsidiaries not constituting (a) proceeds of the issuance of (or contributions in respect of) Equity Interests, (b) proceeds of the incurrence of long-term Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility) or (c) proceeds of Asset Dispositions and Insurance and Condemnation Events.

“Investment” has the meaning assigned thereto in Section 9.3.

“IPO” means an initial public offering of Equity Interests of the Parent Entity that has been registered with the SEC under the Securities Act of 1933.

“IPO Documents” means (a) a tax receivable agreement, exchange agreement and/or registration rights agreement, in each case as may be entered into by or among any of the Parent Entity, the Borrower and certain holders of the Equity Interests of the Borrower immediately prior to the IPO, and (b) the organizational documents of the Parent Entity, which documents pursuant to the foregoing clauses (a) and (b) shall be in form and substance reasonably acceptable to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lenders” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Wells Fargo, (ii) BMO Harris Bank, N.A. and (iii) any other Revolving Credit Lender to the extent it has agreed, in its sole discretion, to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld), in each case in its capacity as issuer of any Letter of Credit hereunder or any successor thereto and (b) with respect to the Existing Letters of Credit, the applicable issuer thereof as set forth on Schedule 1.1(a).

“Junior Indebtedness” means (a) Subordinated Indebtedness, (b) unsecured Indebtedness and (c) Indebtedness secured by Liens that are junior to the Liens securing the Obligations.

“L/C Commitment” means the lesser of (a) $30,000,000 and (b) the Revolving Credit Commitment; provided that the maximum amount of the L/C Commitment for each Issuing Lender shall not exceed the L/C Commitment of such Issuing Lender as set forth on Schedule 1.1(a), or with respect to any other Lender that becomes an Issuing Lender pursuant to this Agreement, such amount as agreed to by such Issuing Lender.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“LCA Test Date” has the meaning assigned thereto in Section 1.11.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company (or any applicable successor page), at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company (or any applicable successor page), at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published, then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, if LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by the Borrower or any of its Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Subsidiary Guaranty Agreement, the Engagement Letter, each Acceptable Intercreditor Agreement, each Refinancing Amendment, each Incremental Amendment and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and the Swingline Loans, and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, or (d) a material impairment of the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of the Loan Documents to which they are a party.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the sum of (i) the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Negative Pledge Agreements” means, a negative pledge agreement in form and substance reasonably acceptable to the Administrative Agent whereby the applicable Credit Party agrees not to grant any consensual Liens (other than Permitted Liens) on its owned real property, including each such negative pledge agreement in effect as of the Closing Date and each additional negative pledge agreement required pursuant to Section 8.14(d).

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Debt Issuance or issuance of Equity Interests, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Subsidiary Guarantor.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the

Credit Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a capital lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Parent Entity” means, at any time after an IPO, an entity incorporated under the laws of a political subdivision of the United States that holds Equity Interests in, and serves as the sole managing member of, the Borrower, the Equity Interests of which were sold pursuant to an IPO.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any Acquisition that meets all of the following requirements; provided that, in the case of a Permitted Acquisition that is a Limited Condition Acquisition, such requirements under clause (f) shall be subject to Section 1.11:

(a) no less than fifteen (15) Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the proposed closing date of such Acquisition, the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Acquisition;

(b) such acquisition shall have been approved by the board of directors (or equivalent governing body) of the Person to be acquired (in the case of an acquisition of a Person) and such approval shall not have been withdrawn prior to the consummation thereof;

(c) the Person or business to be acquired shall be in a line of business not prohibited by Section 9.11;

(d) if such Acquisition is a merger or consolidation involving the Borrower or a Subsidiary Guarantor, the Borrower or a Subsidiary Guarantor shall be the surviving Person (or, other than in the case of the Borrower, the surviving Person shall become a Subsidiary Guarantor) and no Change in Control shall have been effected thereby;

(e) the Borrower shall have delivered to the Administrative Agent all documents required to be delivered pursuant to, and in accordance with, Section 8.14;

(f) after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith, as of the proposed closing date of such Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with the Financial Covenant for the most recently completed Reference Period;

(g) after giving effect to the Acquisition, the Borrower shall have an aggregate of at least $40,000,000 in unrestricted cash and Cash Equivalents plus availability under the Revolving Credit Facility;

(h) for any Acquisition with aggregate consideration (including cash, Cash Equivalents, Equity Interests and other deferred payment obligations) in excess of $50,000,000, no later than five (5) Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the proposed closing date of such Acquisition, the Borrower shall have delivered to the Administrative Agent the following:

(i) an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, compliance with clause (f)(ii) above;

(ii) copies of substantially final documentation entered into in connection with such Acquisition; and

(iii) forecasted balance sheets, profit and loss statements and cash flow statements for the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarterly basis, in form and substance (including, without limitation, as to scope and underlying assumptions) reasonably satisfactory to the Administrative Agent; and

(i) not later than five (5) Business Days (or such later date as Administrative Agent may agree in its sole discretion) following the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer thereof certifying that all of the requirements set forth above have been satisfied.

“Permitted Investors” means, collectively, the Persons who hold the Equity Interests of the Borrower on the Closing Date.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, except by an amount equal to unpaid accrued interests and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement, (b) the final maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) the primary obligor of such Refinancing Indebtedness shall be the same as the primary obligor of the Refinanced Indebtedness, (d) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness, (e) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement, (f) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Documents), such refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Security Documents) on terms at least as favorable to the Lenders as those contained in the documentation governing such Refinanced Indebtedness, (g) the terms of such Refinancing Indebtedness, taken as a whole, are not materially more restrictive on the Borrower and its Subsidiaries than the terms of the Refinanced Indebtedness, taken as a whole, and (h) no Event of Default shall have occurred and be continuing at the time of such refinancing, refunding, renewal, extension or replacement.

“Permitted Tax Distribution” means for any calendar year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income tax purposes, payments and distributions to the members or partners of the Borrower, on or prior to each estimated tax payment date as well as each other applicable due date, in an amount not to exceed the product of (i) the total aggregate taxable income of the Borrower and its Subsidiaries (or estimates thereof) which is allocable to its members or partners from the Borrower and its Subsidiaries during the relevant period calculated without regard to, for clarity, any adjustments under Code Section 743, multiplied by (ii) the highest combined marginal federal, state and local income tax rates applicable to any member or partner of the Borrower (or, if any of them are themselves a pass-through entity for U.S. federal income tax purposes, their members or partners) determined by taking into account the character of the income and loss allocable to the members or partners as it affects the applicable tax rate, after taking proper account of loss carryforwards resulting from losses allocated to the members or partners by the Borrower, to the extent not taken into account in prior periods, with such result being reduced by the aggregate Permitted Tax Distributions previously made with respect to such taxable periods; provided that, for the avoidance of doubt, taxable income of the Borrower and its Subsidiaries for any period shall include any increases thereto as a result of any tax examination, audit or adjustment, whether for taxable periods ending prior to or after the date of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which Borrower has delivered financial statements pursuant to Section 6.1(e)(i), 8.1(a) or 8.1(b), as applicable.

“Refinance” has the meaning assigned thereto in Section 5.16(a).

“Refinancing Amendment” has the meaning assigned thereto in Section 5.16(d).

“Refinancing Debt” means Refinancing Term Loans, Refinancing Revolving Loans and/or Refinancing Notes, as the context requires.

“Refinancing Effective Date” has the meaning assigned thereto in Section 5.16(b).

“Refinancing Lender” has the meaning assigned thereto in Section 5.16(c).

“Refinancing Notes” has the meaning assigned thereto in Section 5.16(a).

“Refinancing Revolving Credit Commitments” has the meaning assigned thereto in Section 5.16(a).

“Refinancing Revolving Loans” has the meaning assigned thereto in Section 5.16(a).

“Refinancing Series” has the meaning assigned thereto in Section 5.16(c).

“Refinancing Term Loans” has the meaning assigned thereto in Section 5.16(a).

“Register” has the meaning assigned thereto in Section 12.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Repricing Transaction” means (a) any prepayment or repayment of all or a portion of the Initial Term Loan with the proceeds of, or any conversion of any such Initial Term Loan into, any new or replacement bank Indebtedness or other credit facility (whether under this Agreement or otherwise), including, without limitation, any Refinancing Term Loans or Refinancing Notes, bearing interest with an All-In Yield less than the All-In Yield applicable to such Initial Term Loans subject to such event and (b) any repricing of any of the Initial Term Loans (whether pursuant to an amendment, amendment and restatement, mandatory assignment or otherwise) which reduces the All-In Yield applicable to all or a portion of such Initial Term Loans, in each case, other than in connection with the consummation of an Acquisition not permitted under this Agreement, initial public offering of the Borrower or a parent holdings company thereof or the occurrence of a Change in Control (so long as the primary purpose of the prepayment or repayment of, or amendment to such Initial Term Loans in connection therewith is not to reduce the All-In Yield applicable to such Initial Term Loans as certified by a financial officer of the Borrower in a certificate to the Administrative Agent (on which the Administrative Agent is expressly permitted to rely)).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment; provided that if the Revolving Credit Commitment has been terminated, “Required Revolving Credit Lenders” shall mean Revolving Credit Lenders holding more than fifty percent (50%) of the Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided, further, that the unused Revolving Credit Commitment of, and the portion of the Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent.

Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” means any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of capital stock of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any capital stock of any Credit Party or any Subsidiary thereof on account of such capital stock.

“Retained Declined Proceeds” has the meaning assigned thereto in Section 4.4(b)(vi).

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $500,000,000. The Revolving Credit Commitment of each Revolving Credit Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b). The Revolving Credit Commitment of any Lender shall include the Extended Revolving Credit Commitment and Refinancing Revolving Credit Commitment of such Lender.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13, any Refinance pursuant to Section 5.16 and any Extension pursuant to Section 5.17).

“Revolving Credit Facility Increase” has the meaning assigned thereto in Section 5.13(a).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires, and shall include any Refinancing Revolving Loans, any Extended Revolving Credit Loans and any loans extended pursuant to a Revolving Credit Facility Increase.

“Revolving Credit Maturity Date” means the earliest to occur of (a) June 27, 2022, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a); provided, that the Revolving Credit Maturity Date applicable to Extended Revolving Credit Commitments and Refinancing Revolving Credit Commitments shall be the final maturity date specified in the relevant documentation for such Extended Revolving Credit Commitments or Refinancing Revolving Credit Commitments.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Roy Family” means (a) Rob Roy, (b) the spouse or widow or widower of Rob Roy, (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of Rob Roy, (d) the estate or personal representative of Rob Roy, (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), and (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e).

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (which, as of the Closing Date, consists of Cuba, Iran, North Korea, Sudan, Syria and the Crimean Region).

“Sanctioned Person” means, at any time, (a) any Person subject to any Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Collateral Agreement, the Negative Pledge Agreements, and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any Asset Disposition (other than pursuant to Sections 9.5(a) through 9.5(p)) having gross sales proceeds in excess of $5,000,000.

“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, all direct and indirect Wholly-Owned Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary) in existence on the Closing Date or which become a party to the Subsidiary Guaranty Agreement pursuant to Section 8.14.

“Subsidiary Guaranty Agreement” means the amended and restated unconditional guaranty agreement dated as of the Closing Date executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit and the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $40,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(b), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Lenders on the Closing Date shall be $600,000,000. The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1(b).

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.13, each facility providing for the borrowing of Refinancing Term Loans and each facility providing for the borrowing of Extended Term Loans).

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) June 27, 2024, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a); provided, that the Term Loan Maturity Date applicable to Incremental Term Loans, Extended Term Loans and Refinancing Term Loans shall be the final maturity date specified in the relevant documentation for such Incremental Term Loans, Extended Term Loans and Refinancing Term Loans.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans. The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Term Loans” means the Initial Term Loans, the Incremental Term Loans, the Refinancing Term Loans and the Extended Term Loans, and “Term Loan” means any of such Term Loans.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $20,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions (including, without limitation, any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within twelve (12) months of the closing of the Credit Facility.

“Transactions” means, collectively, (a) the refinancing in full of all Indebtedness outstanding under the Existing Credit Agreement, (b) the closing of the Credit Facility and the making of the initial Extensions of Credit, (c) the payment of the Closing Date Dividend and (d) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, for the Borrower and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) Current Assets over (b) Current Liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP, of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of recapitalization or purchase accounting, as the case may be.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained in Section 1.3(a) above or the definition of “Capital Lease Obligations”, in the event of an accounting change requiring all leases to be capitalized, only those leases that would have constituted capital leases on the date hereof (assuming for purposes hereof that they were in existence on the date hereof) shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that, in connection with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrower shall provide to the Administrative Agent a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change, which schedule may be included in the Officer’s Compliance Certificate).

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

SECTION 1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3 and 9.5, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

SECTION 1.11 Limited Condition Acquisitions. Notwithstanding anything in this Agreement to the contrary, if the Borrower notifies the Administrative Agent in writing prior to or concurrently with the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing a Limited Condition Acquisition (the time of such execution, the “LCA Test Date”) that in connection with such Limited Condition Acquisition the Borrower wishes to test the conditions to such Limited Condition Acquisition and/or the availability of Incremental Term Loans that are to be used to finance all or part of such Limited Condition Acquisition in accordance with this Section 1.11, then, if agreed by the Incremental Lenders providing such Incremental Term Loan and the Borrower, the following provisions shall apply:

(a) any condition to such Limited Condition Acquisition or such Incremental Term Loans that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Incremental Term Loans, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the LCA Test Date and (ii) no Event of Default under any of Section 10.1(a), 10.1(b), 10.1(i) or 10.1(j) would occur and be continuing, after giving effect to such Limited Condition Acquisition and any Indebtedness incurred in connection therewith (including any such Incremental Term Loans) and the use of proceeds thereof as of the date of consummation of such Limited Condition Acquisition;

(b) any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Incremental Term Loans will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis where applicable; and

(c) in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be required to be satisfied (i) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness and use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness and use of proceeds thereof) have not been consummated; provided that, notwithstanding the foregoing, any calculation (x) in connection with determining the Applicable Margin or the ECF Percentage and (y) determining whether or not the Borrower is in compliance with the Financial Covenant shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness and the use of proceeds thereof) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is tested separately. Notwithstanding anything to the contrary herein, in no event shall there be more than two Limited Condition Acquisitions at any time outstanding.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b) Refunding.

(i) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 12:00 p.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii) If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv) Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving

Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

(d) Resignation of Swingline Lender. In connection with (i) any Refinancing Revolving Credit Commitments or (ii) any Extension of Revolving Credit Commitments, that has not been consented to by the Swingline Lender, the Swingline Lender may, in connection with such Refinancing Revolving Credit Commitments or Extension resign as Swingline Lender hereunder upon not less than five (5) Business Days’ prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent). Following such notice of resignation, the Swingline Lender shall have no further obligations to make Swingline Loans pursuant to this Agreement.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the

Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such condition is not satisfied (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d) Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.

(e) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f) Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such condition is not satisfied (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date (after giving effect to any Extension).

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Facility.

(a) Availability. Subject to the terms and conditions hereof, each applicable Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the thirtieth (30th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation reasonably acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iii) be subject to the ISP98 as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied or (C) the beneficiary of such Letter of Credit is a Sanctioned Person. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to any Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may reasonably request. Upon receipt of any Letter of Credit Application, such Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in an amount equal to 0.125% per annum on the daily maximum amount available to be drawn under such Letter of Credit. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.

(c) Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 2:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 2:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the

Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of applicable Issuing Lender or any L/C Participant to the Borrower. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Removal and Resignation of Issuing Lenders.

(a) The Borrower may at any time remove any Lender from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to such Issuing Lender and the Administrative Agent (or such shorter period of time as may be acceptable to such Issuing Lender and the Administrative Agent).

(b) In connection with (i) any Refinancing Revolving Credit Commitments or (ii) any Extension of Revolving Credit Commitments, that has not been consented to by any Issuing Lender, such Issuing Lender may, in connection with such Refinancing Revolving Credit Commitments or Extension resign as an Issuing Lender hereunder upon not less than five (5) Business Days’ prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent).

(c) Any removed or resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such removed or resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed Issuing Lender and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the removed or resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 3.9 Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

SECTION 3.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1 Initial Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.

SECTION 4.2 Procedure for Advance of Term Loan.

(a) Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 12:00 p.m. on the Closing Date requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 2:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b) Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 5.13.

(c) Refinancing Term Loans. Any Refinancing Term Loans shall be borrowed pursuant to Section 5.16.

SECTION 4.3 Repayment of Term Loans.

(a) Initial Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments equal to $1,500,000 (except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof) on the last Business Day of each of March, June, September and December commencing September 30, 2017; provided, however, that the final principal repayment installment of the Initial Term Loans shall be repaid on the Term Loan Maturity Date in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b) Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.13.

SECTION 4.4 Prepayments of Term Loans.

(a) Optional Prepayments. Except as provided in Section 4.4(c), Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the Initial Term Loan and, if applicable, any Incremental Term Loans as directed by the Borrower. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such condition is not satisfied; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9.

(b) Mandatory Prepayments.

(i) Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Refinancing Debt and (B) any Debt Issuance not otherwise permitted pursuant to Section 9.1. Such prepayment shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii) Asset Dispositions and Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (p) of Section 9.5) or (B) any Insurance and Condemnation Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (A) and (B), respectively, exceed $7,500,000 during any Fiscal Year. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, or prior to such date given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 4.4(b)(iii).

(iii) Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Insurance and Condemnation Event by any Credit Party of any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 4.4(b)(ii)), at the option of the Borrower, the Credit Parties may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Credit Parties and their Subsidiaries within (A) twelve (12) months following receipt of such Net Cash Proceeds or (B) if such Credit Party enters into a bona fide commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within eighteen (18) months following receipt thereof; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within three (3) Business Days after the applicable Credit Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 4.4(b). Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(iv) Excess Cash Flow. After the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2017; provided that Excess Cash Flow for such Fiscal Year shall include only the full fiscal quarters ending after the Closing Date and shall not include changes to Working Capital during such period) (each such Fiscal Year or portion thereof, as applicable, an “Excess Cash Flow Period”), within five (5) Business Days after the earlier to occur of (x) the actual delivery of the financial statements and related Officer’s Compliance Certificate for such Excess Cash Flow Period and (y) the date on which the financial statements and the related Officer’s Compliance Certificate for such Excess Cash Flow Period are required to be delivered pursuant to Section 8.1(a) and Section 8.2(a), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in an amount equal to (A) the applicable ECF Percentage for such Excess Cash Flow Period times Excess Cash Flow for such Excess Cash Flow Period minus (B) the aggregate amount of (i) all optional prepayments of Revolving Credit Loans during such Excess Cash Flow Period (solely to the extent accompanied by permanent optional reductions in the Revolving Credit Commitment) and (ii) all optional prepayments of any Term Loans (including any prepayments made pursuant to Section 4.5) during such Excess Cash Flow Period, in each case to the extent that such prepayments were financed with Internally Generated Cash.

(v) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iv) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under clauses (i) through and including (iv) of this Section shall be applied as follows: first, ratably between the Initial Term Loans and (unless otherwise agreed to by the applicable Incremental Lenders) any Incremental Term Loans and second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d), without a corresponding reduction in the Revolving Credit Commitment. Each such prepayment of the Initial Term Loans and any Incremental Term Loans shall be applied to reduce on a pro rata basis the next eight remaining scheduled amortization payments in direct order of maturity, then to the remaining scheduled principal installments of the Initial Term Loans and Incremental Term Loans (excluding the bullet payment due on the Term Loan Maturity Date), and then to the bullet payment due on the Term Loan Maturity Date. Proceeds of any Refinancing Debt shall be applied solely to prepay each applicable Class of Term Loans and/or Revolving Credit Loans subject to such Refinance. Notwithstanding the foregoing, with respect to any Net Cash Proceeds from any Asset Disposition or Insurance and Condemnation Event, the Borrower may prepay Term Loans and prepay or purchase any Refinancing Notes that are secured by the Collateral on a pari passu basis (at a purchase price no greater than par plus accrued and unpaid interest), to the extent required thereby, on a pro rata basis in accordance with the respective outstanding principal amounts of the Term Loans and such Refinancing Notes as of the time of the applicable Asset Disposition or Insurance and Condemnation Event.

(vi) Rejection Right. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (except in the case of any prepayment of Term Loans in accordance with Section 4.4(b)(i) with the proceeds of Refinancing Debt) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 4.4(b) by providing written notice to the Administrative Agent no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a notice of rejection to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining after offering such Declined Proceeds to the Lenders in accordance with the terms hereof shall be retained by the Borrower and used for any purpose not prohibited by this Agreement (“Retained Declined Proceeds”).

(vii) Prepayment of LIBOR Rate Loans. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required to be made under this Section 4.4(b) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 4.4(b) in respect of any such LIBOR Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 4.4(b). Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the relevant provisions of this Section 4.4(b).

(viii) No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.

(c) Call Premium. In connection with any Repricing Transaction that is consummated in respect of all or any portion of the Initial Term Loans, during the six (6) month period following the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit each Term Loan Lender, a fee equal to 1.0% of the aggregate principal amount of the Initial Term Loans of such Term Loan Lender subject to such Repricing Transaction. Such fees shall be due and payable within five (5) Business Days of the date of the effectiveness of such Repricing Transaction.

SECTION 4.5 Reverse Dutch Auction Prepayments.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time after the Closing Date conduct reverse Dutch auctions in order to prepay Initial Term Loans, and, if applicable, any Incremental Term Loans below par value on a non-pro rata basis (each, an “Auction”, and each such Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing selected by the Borrower and acceptable to the Administrative Agent (in such capacity, the “Auction Manager”)), subject to the following:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom on the date of the delivery of each Auction Notice and at the time of prepayment of any Term Loans in connection with any Auction and after giving effect to any Indebtedness incurred in connection therewith;

(iii) the principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to repay in any such Auction shall be no less than $10,000,000 and whole increments of $1,000,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iv) after giving effect to any prepayment of the applicable Term Loans pursuant to this Section and any Indebtedness incurred in connection therewith, the Borrower shall be in pro forma compliance with the Financial Covenant for the most recently completed Reference Period, as applicable;

(v) the Borrower shall not make any drawing under the Revolving Credit Facility immediately prior to and immediately after giving effect to any prepayment of the applicable Term Loans pursuant to this Section and any Indebtedness incurred in connection therewith and shall not use the proceeds of any Revolving Credit Loan in connection with any such prepayment;

(vi) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant prepayment;

(vii) no more than one Auction may be ongoing at any one time;

(viii) the Borrower represents and warrants that, at the time of each such Auction and at the time of any prepayment of the applicable Term Loans pursuant to such Auction, neither the Borrower nor any of its Subsidiaries shall have any material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or any of its Subsidiaries, any securities of the Borrower or any of its Subsidiaries, the Borrower’s ability to perform any obligations under this Agreement or any other Loan Document or any other matter that may be material to a decision by any Lender to participate in any such Auction, in any case, that has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive MNPI) prior to such time;

(ix) at the time of each prepayment of the applicable Term Loans subject to the Auction, the Borrower shall have delivered to the Administrative Agent and the Auction Manager an officer’s certificate executed by a Responsible Officer of the Borrower certifying as to compliance with the preceding clauses (ii), (iv), (v) and (viii); and

(x) any Auction shall be offered to all Lenders with outstanding Term Loans of the applicable tranche that are to be prepaid on a pro rata basis.

(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of prepayment of the applicable Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the prepayment of the applicable Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of prepayment of the Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section, (i) the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest and fees (except to the extent otherwise set forth in the relevant offering documents), if any, on the prepaid Term Loans up to the settlement date of such prepayment and (ii) such prepayments shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, including, without limitation, Section 2.5 or 4.4.

(c) The Administrative Agent and the Lenders hereby consent to any Auction and the other transactions contemplated by this Section (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4.4 and 5.6) that may otherwise prohibit any Auction or any other transaction contemplated by this Section. The parties hereto understand and acknowledge that prepayments of the Term Loans by the Borrower contemplated by this Section shall not constitute Investments by the Borrower. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article XI and Section 12.3 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction. Notwithstanding anything to the contrary contained herein (including in the definitions of Consolidated Net Income and Consolidated EBITDA) any non-cash gains or income in respect of “cancellation of indebtedness” resulting from the prepayment and cancellation of any Term Loans by the Borrower or any of its Subsidiaries pursuant to this Section shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve month Interest Period) after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b) Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) the overdue principal amount of any outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans, (C) the overdue principal amount of any outstanding Base Rate Loans and other overdue Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2017; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2017 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or each Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, any Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, such Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, each Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other

Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding the Applicable Margin or any profit) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11 Taxes.

(a) Defined Terms. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13 Incremental Loans.

(a) Request for Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request (i) one or more incremental term loans (an “Incremental Term Loan”) or (ii) one or more increases in the Revolving Credit

Commitments (a “Revolving Credit Facility Increase” and, together with the initial principal amount of the Incremental Term Loans, the “Incremental Increases”); provided that (A) the aggregate principal amount for all such Incremental Increases shall not exceed the sum of (1) $75,000,000 plus (2) an amount which, after giving pro forma effect to such Incremental Increase (assuming that the entire Incremental Increase is funded on the effective date thereof and after giving effect to the use of proceeds thereof) pursuant to this clause (2), would not cause the Consolidated Total Leverage Ratio, as of the most recently completed Reference Period, to exceed the lesser of (x) 4.50 to 1.00 and (y) the Financial Covenant (in each case, as demonstrated by the Borrower in a written certification to the Administrative Agent), (B) any such request for an increase shall be in a minimum amount of $10,000,000 for any Incremental Term Loan and $10,000,000 for any Revolving Credit Facility Increase or, if less, the remaining amount permitted pursuant to the foregoing clause (A) and (C) no more than five (5) Incremental Increases shall be permitted to be requested during the term of this Agreement. Unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any Incremental Increase would be permitted to be incurred under clause (A)(2) above on the applicable date of determination, such Incremental Increase (or the relevant portion thereof) shall be deemed to have been incurred in reliance on clause (A)(2) above prior to the utilization of any amount available under clause (A)(1) above.

(b) Incremental Lenders. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by any existing Lender or by any other Persons (an “Incremental Lender”); provided that the Administrative Agent, each Issuing Lender and/or each Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 12.9(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders. Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c) Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. Any Incremental Increase shall become effective as of such Increase Effective Date, which, in the case of an Incremental Term Loan incurred to finance a Limited Condition Acquisition, shall be subject to Section 1.11; provided that:

(i) no Default or Event of Default shall exist on such Increase Effective Date, or the LCA Test Date, as applicable, immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of any Extensions of Credit pursuant thereto;

(ii) the Administrative Agent shall have received from the Borrower, an Officer’s Compliance Certificate demonstrating that the Borrower is in pro forma compliance with the Financial Covenant for the most recently completed Reference Period after giving effect to such Incremental Increase (assuming that the entire applicable Incremental Increase is fully funded on the effective date thereof) and the use of proceeds thereof;

(iii) each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 5.13;

(iv) all of the representations and warranties set forth in Article VII shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date, except, in the case of an Incremental Term Loan being used to consummate a Limited Condition Acquisition, (A) as of the date of consummation of such Limited Condition Acquisition (i) the representations and warranties under the relevant definitive agreement governing such Limited Condition Acquisition as are material to the Incremental Lenders providing such Incremental Term Loan shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement prior to consummation of such Limited Condition Acquisition as a result of a breach of such representations and warranties and (ii) the representations set forth in Sections 7.1(a) (with respect to the organizational existence of the Credit Parties and each of its Subsidiaries only), 7.1(c), 7.3, 7.4(b), 7.10, 7.11 (with respect to the Investment Company Act of 1940), 7.17 and 7.20 shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects), or if such representation speaks as of an earlier date, as of such earlier date and (B) all representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCA Test Date, or if such representation speaks as of an earlier date, as of such earlier date;

(v) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Incremental Amendment):

(A) such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(B) the All-In Yield for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increase Effective Date; provided that if the All-In Yield in respect of any Incremental Term Loan incurred on or prior to the date that is twelve (12) months after the Closing Date (determined with reference to each pricing tier of any applicable pricing grid) exceeds the All-In Yield for the Initial Term Loan (as reasonably determined by the Administrative Agent) by more than 0.50%, then the Applicable Margin for the Initial Term Loan shall be increased (at each tier of the pricing grid) so that the All-In Yield in respect of such Initial Term Loan is equal to the All-In Yield for such Incremental Term Loan minus 0.50% (determined at each level of each applicable pricing grid);

(C) unless otherwise agreed to by the applicable Incremental Lenders, such Incremental Term Loan shall share on a pro rata basis with prepayments of the Initial Term Loan; and

(D) except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be consistent with the terms and conditions applicable to the Initial Term Loan or otherwise reasonably satisfactory to the Administrative Agent;

(vi) in the case of each Revolving Credit Facility Increase (the terms of which shall be set forth in the relevant Incremental Amendment):

(A) Revolving Credit Loans made with respect to the Revolving Credit Facility Increase shall mature on the Revolving Credit Maturity Date and shall bear interest at the rate applicable to the Revolving Credit Loans;

(B) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Facility Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(C) all of the terms and conditions applicable to such Revolving Credit Facility Increase (including Applicable Margin and Commitment Fees, but excluding upfront fees and arrangement fees) shall be identical to the terms and conditions applicable to the Revolving Credit Facility; provided that the interest rate margins and/or commitment fees in respect of any Revolving Credit Facility Increase may be higher than the interest rate margins and/or commitment fees for any other Revolving Credit Commitments, so long as the interest rate margins and/or commitment fees, as applicable, for such other Revolving Credit Commitments shall be increased so that the interest rate margins and/or commitment fees, as applicable, are equal to the interest rate margins and/or commitment fees for such Revolving Credit Facility Increase; and

(vii) each Incremental Increase shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis and no Incremental Increase shall be secured by any assets or guaranteed by any Person that does not also secure or guarantee the other Obligations.

SECTION 5.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided (other than specify applicable Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C) With respect to any Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 5.16 Refinancing Facilities.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of (i) one or more additional tranches or Classes of term loans under this Agreement (“Refinancing Term Loans”) or one or more series of debt securities (“Refinancing Notes”), which refinance, renew, replace, defease or refund (collectively, “Refinance”) one or more Classes of Term Loans under this Agreement or (ii) one or more additional revolving facilities under this Agreement providing for revolving commitments (“Refinancing Revolving Credit Commitments” and the revolving loans thereunder, “Refinancing Revolving Loans”) which Refinances one or more Classes of Revolving Credit Commitments (and Revolving Credit Loans thereunder) under this Agreement; provided that:

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) the principal amount of such Refinancing Debt or Refinancing Revolving Credit Commitments may not exceed the aggregate principal amount of the Term Loans or Revolving Credit Commitments being Refinanced plus accrued and unpaid interest thereon, any prepayment premiums applicable thereto and reasonable fees and expenses incurred in connection therewith;

(iii) the final maturity date of such Refinancing Debt or Refinancing Revolving Credit Commitments shall not be earlier than the maturity date of the Term Loans (or, in the case of any unsecured or junior lien Refinancing Debt, no earlier than the date that is 91 days after the latest final maturity date of the Term Loans existing at the time of such refinancing or replacement) or Revolving Credit Commitments being Refinanced, and the Weighted Average Life to Maturity of such Refinancing Debt shall be no earlier than the then remaining Weighted Average Life to Maturity of each Class of Term Loans being refinanced;

(iv) the other terms and conditions of such Refinancing Debt or Refinancing Revolving Credit Commitments (except as otherwise provided in clause (iii) above and with respect to pricing, interest rate margins, premiums, discounts, fees, rate floors and optional prepayment or redemption terms), taken as a whole shall (as reasonably determined by the Borrower) be substantially similar to, or (taken as a whole) not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to Term Loans or Revolving Credit Commitments being Refinanced, except to the extent such covenants and other terms apply solely to any period after the latest final Term Loan Maturity Date or Revolving Credit Maturity Date of the Term Loans and/or Revolving Credit Commitments being Refinanced (or, in the case of any unsecured or junior lien Refinancing Debt, after the date that is 91 days after such latest final Term Loan Maturity Date or Revolving Credit Maturity Date);

(v) the proceeds of such Refinancing Debt, Refinancing Revolving Credit Commitments or Refinancing Revolving Loans shall be applied, concurrently or substantially concurrently with the incurrence thereof (in accordance with Section 4.4(b)(i)), solely to the repayment of the outstanding amount of one or more Classes of Term Loans or permanently reduce one or more Classes of Revolving Credit Commitments and Revolving Credit Loans, as the case may be, being Refinanced thereby;

(vi) each Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount necessary to repay or replace any Class of outstanding Term Loans or Refinancing Revolving Credit Commitments in full);

(vii) no Subsidiary that is not also a Subsidiary Guarantor may be a borrower or a guarantor with respect to such Refinancing Debt, Refinancing Revolving Credit Commitments and/or Refinancing Revolving Loans;

(viii) Refinancing Debt, Refinancing Revolving Credit Commitments and/or Refinancing Revolving Loans may be unsecured or may only be secured by the Collateral and may rank pari passu or junior in right of payment and/or security with the remaining Revolving Credit Commitments, Revolving Credit Loans and/or Term Loans, so long as the holders of any Refinancing Debt, Refinancing Revolving Credit Commitments and/or Refinancing Revolving Loans that are junior in right of payment and/or security are subject to an Acceptable Intercreditor Agreement;

(ix) such Refinancing Debt or Refinancing Revolving Credit Commitments shall not be secured by any asset of the Borrower and its Subsidiaries other than the Collateral;

(x) in the case of any Refinancing Revolving Credit Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Credit Commitments then in effect shall be terminated, and all the Revolving Credit Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Credit Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Credit Commitments does not exceed the aggregate amount of the Revolving Credit Commitments so terminated; and

(xi) any mandatory prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans.

(b) Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Debt be made or the Refinancing Revolving Credit Commitments shall become effective, which shall be a date not less than three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent.

(c) The Borrower may approach any Lender or any other Person that would be an Eligible Assignee of the applicable Class of Loans or Commitments pursuant to Section 12.9(b) to provide all or a portion of the Refinancing Term Loans or Refinancing Revolving Credit Commitments (a “Refinancing Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans or Refinancing Revolving Credit Commitment made on any Refinancing Effective Date shall be designated a series (a “Refinancing Series”) of Refinancing Term Loans or Refinancing Revolving Credit Commitments for all purposes of this Agreement; provided that (i) any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Refinancing Series of Refinancing Term Loans made to the Borrower and (ii) any Refinancing Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Refinancing Series of Refinancing Revolving Credit Commitments.

(d) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 5.16 (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans and Refinancing Revolving Credit Commitments, and Refinancing Revolving Loans on the terms specified by the Borrower) and hereby waive the requirements of this Agreement (including, but not limited to, Section 5.6 and Section 12.2) or any other Loan Document that may otherwise prohibit such Refinance or any other transaction contemplated by this Section 5.16. The Refinancing Term Loans and Refinancing Revolving Credit Commitments shall be established pursuant to an amendment to this Agreement among the Borrower and the applicable Refinancing Lenders providing such Refinancing Term Loans or Refinancing Revolving Credit Commitments (a “Refinancing Amendment”) which shall be consistent with the provisions set forth in this Section 5.16. The Refinancing Notes shall be established pursuant to documentation which shall be consistent with the provisions set forth in Section 5.16(a). Each Refinancing Amendment shall be binding on the Lenders, the Administrative Agent, the Credit Parties party thereto and the other parties hereto without the consent of any other Lender (except with respect to Refinancing Revolving Credit Commitments as provided above) and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 5.16, including in order to establish new tranches or sub-tranches in respect of the Refinancing Term Loans or Refinancing Revolving Credit Commitments and Refinancing Revolving Loans and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 4.3(a) (insofar as such schedule relates to payments due to Lenders, the Term Loans of which are Refinanced; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not Refinanced). The Administrative Agent shall be permitted, and is hereby authorized, to enter into such Refinancing Amendments with the Borrower to effect the foregoing. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of conditions as may be required by the Refinancing Lenders providing such Refinancing Amendment.

(e) If any Refinancing Revolving Credit Commitment is designated as an increase in any previously established Refinancing Revolving Credit Commitment, on the Refinancing Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Refinancing Lenders with Refinancing Revolving Credit Commitments of such Refinancing Series shall purchase from each of the other Lenders with Refinancing Revolving Credit Commitments of such Refinancing Series, at the principal amount thereof and in the applicable currencies, such interests in the Revolving Credit Loans under such Refinancing Revolving Credit Commitments outstanding immediately prior to such Refinancing as shall be necessary in order that, after giving effect to all such assignments and purchases, the Refinancing Revolving Loans of such Refinancing Series will be held by Refinancing Lenders thereunder ratably in accordance with the percentage of the total Refinancing Revolving Credit Commitments of all Refinancing Lenders represented by each such Refinancing Lender’s Refinancing Revolving Credit Commitment. After giving effect to any Refinancing Revolving Credit Commitments, all outstanding Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with a Revolving Credit Commitment in accordance with their revised Revolving Credit Commitment Percentages.

(f) The Administrative Agent is authorized to enter into any Acceptable Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements) and to take all actions (and execute all documents) required (or otherwise deemed advisable by the Administrative Agent) in connection with the incurrence by any Credit Party of any Refinancing Debt, in order to permit such Refinancing Debt to be secured by a valid, perfected lien and the parties hereto acknowledge that any Acceptable Intercreditor Agreement will be binding upon them. Each Lender (i) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (ii) hereby authorizes and instructs the Administrative Agent to enter into any Acceptable Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements) in connection with the incurrence by any Credit Party of any Refinancing Debt, in order to permit such Refinancing Debt to be secured by a valid, perfected lien and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.

(g) Notwithstanding the terms of Sections 5.13, 5.16 and 5.17, in no event shall there be more than (i) four (4) tranches of revolving facilities in the aggregate in effect at any time (including the Revolving Credit Commitments, any Extended Revolving Credit Commitments and any Refinancing Revolving Credit Commitments) and (ii) six (6) tranches of term loans (including the Initial Term Loan, any Extended Term Loans, any Incremental Term Loans and any Refinancing Term Loans), in each case under this Agreement.

SECTION 5.17 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any tranche of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective tranche of Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans of such tranche and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders or immediately prior to, and immediately after, the effectiveness of such Extension;

(ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that:

(A) the borrowing and repayment (except for (1) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (3) repayment to any Lender that is not an Extending Revolving Credit Lender made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments;

(B) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Revolving Credit Commitment Percentages;

(C) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche; and

(D) assignments and participations of Extended Revolving Credit Commitments and loans extended pursuant thereto (“Extended Revolving Credit Loans”) shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, provided that:

(A) the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date hereunder;

(B) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable tranche of Term Loans extended thereby;

(C) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(iv) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing; and

(vi) notwithstanding the terms of Sections 5.13, 5.16 and 5.17, in no event shall there be more than (i) four (4) tranches of revolving facilities in the aggregate in effect at any time (including the Revolving Credit Commitments, any Extended Revolving Credit Commitments and any Refinancing Revolving Credit Commitments) and (ii) six (6) tranches of term loans (including the Initial Term Loan, any Extended Term Loans any Incremental Term Loans and any Refinancing Term Loans), in each case under this Agreement.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.4 and (ii) unless otherwise agreed to by the Administrative Agent, each Extension Offer shall be in a minimum principal amount (to be specified in the relevant Extension Offer) for the applicable tranche to be extended of (A) $100,000,000 with respect to Term Loans and (B) $50,000,000 with respect to Revolving Credit Commitments (in each case, or, if less, the remaining amount of such tranche). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof). All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the maturity date of any Revolving Credit Commitments that are not extended shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby), the Security Documents and the Subsidiary Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, and except for any such representation and warranty that by its terms is made only as of an earlier date, which such representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2016, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2, to the extent such conditions are not subject to the discretion or approval of the Administrative Agent or any Lender.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent reasonably requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv) Opinions of Counsel. Opinions of counsel (including in-house counsel for any Credit Party organized in the State of Michigan on the Closing Date) to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request.

(c) Collateral.

(i) Filings and Recordings. To the extent not previously delivered in connection with the Existing Credit Agreement and still in effect, the Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii) Pledged Collateral. To the extent not previously delivered in connection with the Existing Credit Agreement, the Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if reasonably requested by the Administrative Agent, copies of such insurance policies.

(v) Negative Pledge Agreements. The Negative Pledge Agreements in effect as of the Closing Date remain effective and filed in the applicable real property records.

(vi) Intellectual Property. To the extent not previously delivered in connection with the Existing Credit Agreement and still in effect, the Administrative Agent shall have received security agreements duly executed by the applicable Credit Parties for all copyrights, patents and trademarks in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.

(vii) Control Agreements. To the extent not previously delivered in connection with the Existing Credit Agreement and still in effect, the Administrative Agent shall have received control agreements duly executed by the appropriate parties, for each deposit account and securities account required by the Collateral Agreement.

(viii) Other Collateral Documentation. The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing.

(ii) No Litigation. No action, suit, investigation or proceeding shall have been pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016, respectively, and the related audited statements of income and retained earnings and cash flows for such Fiscal Years then ended, along with the interim unaudited Consolidated balance sheet of the Borrower and its Subsidiaries for each fiscal quarter ended since the last date for which audited financial statements are available, and the related unaudited statements of income and retained earnings and cash flows for such fiscal quarters then ended.

(ii) Financial Projections. The Administrative Agent shall have received a pro forma balance sheet for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first two years following the Closing Date and on an annual basis for the remainder of the term of the Credit Facility, which shall not be materially inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(iii) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent, (B) attached thereto are calculations evidencing compliance on a pro forma basis after giving effect to the Transactions with the Financial Covenant (based on the financial statements for the fiscal quarter ended March 31, 2017), (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries and (D) attached thereto is a calculation of the Applicable Margin.

(iv) No Material Adverse Effect. Since December 31, 2016, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(v) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, each Arranger and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent as permitted pursuant to Section 12.3(a) (directly to such counsel if requested by the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Miscellaneous.

(i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) Existing Credit Agreement. All Indebtedness outstanding under the Existing Credit Agreement shall have been refinanced, or shall be refinanced substantially simultaneously with the initial Extension of Credit.

(iii) PATRIOT Act, etc. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. Subject to Section 1.11 with respect to any Incremental Term Loan incurred to finance a Limited Condition Acquisition, the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. Subject to Section 1.11 with respect to any Incremental Term Loan incurred to finance a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a), Section 3.2, Section 4.2, as applicable.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1 Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and to the extent applicable in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1.

SECTION 7.2 Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concepts are applicable to such entity) and, as of the Closing Date, are not subject to any preemptive or similar rights, except as described in Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.2.

SECTION 7.3 Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 7.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, other than (i) consents, authorizations, filings or other acts or consents previously obtained or for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) consents or filings under the UCC or other security filings.

SECTION 7.5 Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened (in writing) attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case of clauses (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.6 Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed (or obtained extensions therefor), and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 7.6, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.7 Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to the knowledge of any Credit Party, no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.8 Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) The real properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to the knowledge of each Credit Party have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws by any Credit Party or any Subsidiary thereof;

(b) To the knowledge of each Credit Party, each Credit Party and each Subsidiary thereof and such real properties owned, leased or operated by each Credit Party and each Subsidiary thereof and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such real properties or such operations which could interfere with the continued operation of Borrower or its Subsidiary of such properties or impair the fair saleable value thereof;

(c) No Credit Party nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability by such Credit Party or any Subsidiary thereof regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws;

(d) To the knowledge of each Credit Party, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability of any Credit Party or any Subsidiary thereof, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability of any Credit Party or any Subsidiary thereof under, any applicable Environmental Laws;

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party, any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof; and

(f) There has been no release of Hazardous Materials at or from real properties owned, leased or operated by any Credit Party or any Subsidiary, now or, to any Credit Party’s knowledge, in the past, in violation of or in amounts or in a manner that could give rise to liability of any Credit Party or any Subsidiary thereof under applicable Environmental Laws.

SECTION 7.9 Employee Benefit Matters.

(a) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.9;

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code; and

(e) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of any Credit Party, threatened in writing concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

SECTION 7.10 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock in violation of the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of $5,000,000 will be “margin stock”.

SECTION 7.11 Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur the Indebtedness contemplated hereby.

SECTION 7.12 [Reserved].

SECTION 7.13 Employee Relations. As of the Closing Date, no Credit Party or any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.13. The Borrower knows of no strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.14 Burdensome Provisions. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law or as permitted under Section 9.10.

SECTION 7.15 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(e)(i) fairly present in all material respects on a Consolidated basis the assets, liabilities and financial condition of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial condition for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in all material respects in accordance with GAAP. Such financial statements show in all material respects all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 6.1(e)(ii) and were prepared in good faith on the basis of the assumptions believed to be reasonable at the time delivered and in light of then existing conditions, it being understood that (1) actual results may vary materially from the projections, (2) the projections relate to future events and are not to be viewed as facts, (3) the projections are subject to significant uncertainties, many of which are beyond the control of the Borrower, (4) no assurance can be given that the projections will be realized, and (5) such financial projections and statements are subject to normal year end closing and audit adjustments.

SECTION 7.16 No Material Adverse Change. Since December 31, 2016, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.17 Solvency. The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 7.18 Title to Properties. As of the Closing Date, the real property listed on Schedule 7.18 constitutes all of the real property that is owned, leased or subleased by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.19 Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.19, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened in writing against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.20 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) None of the Borrower, any Subsidiary or any of their respective directors or officers or, to the knowledge of the Borrower, employees or affiliates, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) is owned or controlled by a Sanctioned Person or (iii) is located, organized or resident in a Sanctioned Country.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance in all material respects by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee, agent and Controlled Affiliate of the Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d) No proceeds of any Extension of Credit have been used, by the Borrower or any of its Subsidiaries in violation of Section 8.15.

SECTION 7.21 Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any

Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.22 Disclosure. No financial statement, material report, material certificate or other material information furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (a) with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and in light of then existing conditions, it being understood that (i) such information shall be subject to normal year end closing and audit adjustments, (ii) actual results may vary materially from the projections, (iii) the projections relate to future events and are not to be viewed as facts, (iv) the projections are subject to significant uncertainties, many of which are beyond the control of the Borrower, and (v) no assurance can be given that the projections will be realized.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 8.1 Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2017), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception (other than with respect to the current maturity of the Obligations within the immediately succeeding twelve (12) month period) or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended June 30, 2017), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c) Annual Business Plan and Budget. As soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Year, (i) a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, and balance sheet, calculations demonstrating projected compliance with the Financial Covenant, and (ii) a plan and budget for the ensuing four (4) fiscal quarters and to include the proposed Capital Expenditures of the Borrower and its Subsidiaries for such four (4) fiscal quarters, along with a reasonable description of such Capital Expenditures and the property location at which such Capital Expenditure is directed.

(d) March 31, 2017 Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the fiscal quarter ended March 31, 2017, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(e) SEC Filings. Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (i) the applicable financial statements of the Borrower or the Parent Entity, as applicable, or (ii) the Parent Entity’s Form 10-K or Form 10-Q, as applicable, filed with the SEC, which may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on an Internet or intranet website to which each Lender and the Administrative Agent have access; provided that, with respect to clauses (i) and (ii), (A) to the extent such information relates to the Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Entity and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (B) to the extent such information is in lieu of information required to be provided under Section 8.1(a), such financial statements shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception (other than with respect to the current maturity of the Obligations within the immediately succeeding twelve (12) month period) or any qualification as to the scope of such audit or with respect to accounting principles followed by the Parent Entity or any of its Subsidiaries not in accordance with GAAP.

SECTION 8.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Section 8.1(a) or (b), a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, which will include, as of the date of such financial statements (i) calculations showing compliance with the Financial Covenant, (ii) determination of the Applicable Margin, (iii) calculations of Immaterial Subsidiaries and (iv) a reasonably detailed calculation of the Available Amount;

(b) promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(c) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of $25,000,000 pursuant to the terms of any indenture, loan or credit or similar agreement;

(d) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(e) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent); and

(f) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 8.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect; and

(d) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA that would result in liability above the Threshold Amount.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 8.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain (a) its separate corporate existence (or equivalent form), except, in the case of a Subsidiary of the Borrower, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) all rights, franchises, licenses and privileges necessary to the normal conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and qualify and remain qualified as a foreign corporation or other entity authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 8.5 Maintenance of Property and Licenses.

(a) (i) Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; (ii) maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and (iii) from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the normal conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case for clauses (i) through (iii) above except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6 Insurance. Maintain insurance (subject to customary deductibles and retentions) with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses operating in similar industries and locations (including, without limitation, hazard and business interruption insurance). All such insurance shall, (a) provide that if such policies are cancelled before their respective expiration dates, notice will be delivered to the Administrative Agent in accordance with such policy provisions, (b) in the case of general liability insurance policies, name the Administrative Agent as an additional insured party, and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.7 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 8.8 Payment of Taxes and Other Obligations. Pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, or levy so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, which suspend the collection thereof and which have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien, and such Person, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto, or (b) the failure to make such payment and discharge could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 8.9 Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10 Environmental Laws. In addition to and without limiting the generality of Section 8.9, (a) comply with, and take commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except as could not reasonably be expected to have a Material Adverse Effect and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.11 Compliance with ERISA. In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.12 [Reserved].

SECTION 8.13 Visits and Inspections. Permit representatives of the Administrative Agent, accompanied by any Lenders, from time to time upon prior reasonable notice and at such times during normal business hours, at the expense of the Borrower, to visit and inspect its properties (subject to Borrower’s then-current security protocols); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), its business, assets, liabilities, financial condition, results of operations and business prospects but, in each case, the Administrative Agent and the Lenders shall not be permitted to receive information subject to confidentiality requirements, including requirements imposed by law or by contract; provided that excluding any such visits and inspections during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may do any of the foregoing at the Borrower’s expense without regard to such frequency restriction.

SECTION 8.14 Additional Subsidiaries; Additional Real Property.

(a) Additional Domestic Subsidiaries. Promptly (and, in any event, within thirty (30) days, as such time period may be extended by the Administrative Agent in its sole discretion) after the creation or acquisition of any Domestic Subsidiary (other than an Excluded Subsidiary) cause such Domestic Subsidiary to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable

Security Document or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1(b)(ii) through 6.1(b)(iv) and 6.1(c) as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Domestic Subsidiary, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Domestic Subsidiary, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional First Tier Foreign Subsidiaries and CFC Holding Companies. Notify the Administrative Agent promptly after the acquisition or creation of any First Tier Foreign Subsidiary or CFC Holding Company, and, to the extent required pursuant to the terms of the Collateral Agreement, promptly thereafter (and, in any event, within forty five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such First Tier Foreign Subsidiary or CFC Holding Company and a consent thereto executed by such First Tier Foreign Subsidiary or CFC Holding Company (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary or CFC Holding Company, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) the applicable Credit Party to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1(b)(ii) through 6.1(b)(iv) as may be reasonably requested by the Administrative Agent and (iii) the applicable Credit Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with regard to such First Tier Foreign Subsidiary or CFC Holding Company. Notwithstanding the foregoing or anything else in this Agreement or any other Loan Document to the contrary, the Credit Parties shall not be required to take any actions outside of the United States to grant, create or perfect any security interest in the Equity Interest of a First Tier Foreign Subsidiary (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the laws of the United States).

(c) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Domestic Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Domestic Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Domestic Subsidiary shall not be required to take the actions set forth in Section 8.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.14(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(d) Additional Real Property Interests. Promptly (and, in any event, within sixty (60) days, as such time period may be extended by the Administrative Agent in its sole discretion) notify the Administrative Agent of the acquisition of any owned real property by any Credit Party and execute a Negative Pledge Agreement in appropriate form to be filed in the applicable real property records, if elected by the Administrative Agent; provided that the foregoing shall not apply to owned real property acquired after the Closing Date that has an aggregate fair market value at any time (when combined with each other owned real property acquired after the Closing Date that is not subject to a Negative Pledge Agreement) of less than $50,000,000 (as determined by the Borrower in good faith).

SECTION 8.15 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Extensions of Credit solely (i) to finance the Transactions, (ii) pay the Closing Date Dividend, (iii) refinance the Indebtedness under the Existing Credit Agreement and (iv) for working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b) The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or, to its knowledge, indirectly, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws or Sanctions applicable to any party hereto.

SECTION 8.16 Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Anti-Money Laundering Laws and applicable Sanctions.

SECTION 8.17 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 8.18 Maintenance of Debt Ratings. Use commercially reasonable efforts to maintain all Debt Ratings.

SECTION 8.19 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 8.19, in each case within the time limits specified on such schedule (as such deadlines may be extended by the Administrative Agent in writing from time to time). To the extent there is any conflict between the provisions of Section 6.1 and Schedule 8.19, the provisions of Schedule 8.19 shall control.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.

SECTION 9.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) Indebtedness owing under (i) Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) Cash Management Agreements entered into in the ordinary course of business;

(c) Indebtedness existing on the Closing Date and listed on Schedule 9.1, and any Permitted Refinancing Indebtedness in respect thereof;

(d) Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate amount not to exceed $50,000,000 (inclusive of any Capital Lease Obligations listed on Schedule 9.1) at any time outstanding;

(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $30,000,000 at any time outstanding;

(f) Guarantees with respect to Indebtedness permitted pursuant to subsections (a) through (e) and (i); provided that any Guarantee of Subordinated Indebtedness is subordinated on the same terms and conditions as such Subordinated Indebtedness of this Section;

(g) unsecured intercompany Indebtedness:

(i) owed by any Credit Party to another Credit Party;

(ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and

(iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 9.3(a)(v);

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i) Junior Indebtedness of the Borrower and its Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof; provided, that in the case of each incurrence of such Junior Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Junior Indebtedness, (ii) the Administrative Agent shall have received satisfactory written evidence that, after giving effect to the incurrence of such Junior Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Total Leverage Ratio (for the most recently completed Reference Period and assuming the funding in full of such Junior Indebtedness) would be at least 0.25 below the Financial Covenant, (iii) such Indebtedness does not mature prior to the date that is 91 days after the then latest Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable, (iv) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that applicable to the Initial Term Loan, (v) if such Indebtedness is Subordinated Indebtedness, any guaranty by the Credit Parties shall be expressly subordinated to the Obligations on terms materially not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness, (vi) if guaranteed, such Indebtedness is not guaranteed by any Subsidiary that is not a Credit Party, (vii) if secured by Liens that are junior to the Liens securing the Obligations, such Junior Indebtedness is subject to an Acceptable Intercreditor Agreement, and (viii) the terms of such Indebtedness reflect market terms (taken as a whole) at the time of issuance and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions (and, if applicable, subordination terms)), taken as a whole, are not materially more restrictive (as determined by Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole, other than covenants which do not have effect until after the then latest Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable;

(j) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, and statutory obligations, Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k) unsecured Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Subsidiaries to purchase or redeem Equity Interests or options of the Borrower in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(l) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price, deferred compensation or similar obligations, in each case, incurred in connection with any Permitted Acquisition, any Investment or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(m) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business and consistent with past practice or industry practices;

(n) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(o) Indebtedness under Refinancing Notes, one hundred percent (100%) of the Net Cash Proceeds of which are applied to repay outstanding Loans pursuant to Section 4.4(b)(i); and

(p) Indebtedness not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

SECTION 9.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(b) Liens in existence on the Closing Date and described on Schedule 9.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c) Liens for taxes, assessments and other governmental charges or levies (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, earnest money, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate do not, in any case, impair the use thereof in the ordinary conduct of business;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created within one hundred twenty (120) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal or other surety bonds relating to such judgments;

(j) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 9.1(e);

(k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank or securities intermediary in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account or securities account of the Borrower or any Subsidiary thereof;

(l) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(m) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(n) Liens to secure Indebtedness permitted under Section 9.1(n); provided that (i) such Liens are limited to securing only the unpaid premiums under the applicable insurance policy and (ii) such Liens only encumber the proceeds of the applicable insurance policy; and

(o) Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed $75,000,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall this Section permit any consensual Liens on real property.

SECTION 9.3 Investments. Purchase, own or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests of any other Person, evidence of Indebtedness or other securities of any other Person, all or substantially all of the assets of any other Person or division thereof, whether through the purchase of assets, merger or otherwise, or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any other Person (all the foregoing, “Investments”) except:

(a) (i) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3, (ii) Investments made after the Closing Date by any Credit Party in any other Credit Party, (iii) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary, (iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (v) Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed, together with any Investments made pursuant to Section 9.3(h)(ii), $15,000,000; provided that, in the case of the foregoing clause (v), (A) no Default or Event of Default shall have occurred and be continuing and (B) any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to such clause shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents;

(b) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(c) Investments in cash and Cash Equivalents;

(d) [reserved];

(e) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;

(f) Hedge Agreements permitted pursuant to Section 9.1;

(g) purchases of assets in the ordinary course of business;

(h) Investments by the Borrower or any Subsidiary thereof in the form of (i) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 8.14, and (ii) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate amount at any time outstanding not to exceed, together with any Investments made pursuant to Section 9.3(a)(v), $15,000,000;

(i) Investments in the form of loans and advances to officers, managers and employees in the ordinary course of business or otherwise approved by Borrower’s board of managers in an aggregate amount not to exceed at any time outstanding $2,500,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(j) Guarantees permitted pursuant to Section 9.1;

(k) receivables owing to the Credit Parties or any of their Subsidiaries or any advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(m) Investments in an amount not to exceed the Available Amount at the time such Investment is made; provided that at the time of such Investment, or LCA Test Date, as applicable, no Default or Event of Default has occurred and is continuing or would result therefrom;

(n) the Borrower may make Investments not otherwise permitted pursuant to this Section; provided that, immediately before and immediately after giving pro forma effect to the making of any such Investment and any Indebtedness incurred in connection therewith, subject to Section 1.11 in connection with a Limited Condition Acquisition, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Leverage Ratio is less than or equal to 4.00 to 1.00 as of the most recently completed Reference Period; and

(o) Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $25,000,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 9.4 Fundamental Changes. Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into, or be liquidated or dissolved into, any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 8.14 in connection therewith within the time period specified therein, in each case, to the extent required to do so);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition paid by any Credit Party shall not exceed the fair value of such assets;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) dispositions permitted by Section 9.5 (other than Section 9.5(h));

(f) any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including, without limitation, any Permitted Acquisition); provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Subsidiary Guarantor, (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 8.14 in connection therewith within the time period specified therein; and

(g) any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor (or the continuing or surviving Person shall, simultaneously with such transaction, become a Subsidiary Guarantor and the Borrower shall comply with Section 8.14 in connection therewith within the time period specified therein) and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower.

SECTION 9.5 Asset Dispositions. Make any Asset Disposition except:

(a) the sale of obsolete, damaged, worn-out or surplus assets no longer used or useful in the business of the Borrower or any of its Subsidiaries;

(b) non-exclusive licenses and sublicenses (and terminations thereof) of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c) leases, subleases, licenses or sublicenses (and terminations thereof) of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d) Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;

(e) the abandonment or disposition of intellectual property determined by Borrower and its Subsidiaries to no longer be necessary in the conduct of their businesses;

(f) the sale of inventory in the ordinary course of business;

(g) any issuance of Equity Interests by the Borrower, so long as no Change in Control occurs;

(h) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 9.4 (other than Section 9.4(e));

(i) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(j) the disposition of any Hedge Agreement;

(k) dispositions of Investments in cash and Cash Equivalents;

(l) the transfer by any Credit Party of its assets to any other Credit Party;

(m) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer);

(n) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary;

(o) Investments permitted under Section 9.3, Liens permitted by Section 9.2 and Restricted Payments permitted by Section 9.6;

(p) Assets Dispositions in connection with transactions permitted by Section 9.4;

(q) any disposition of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(r) Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy-five percent (75)% in cash, and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (r) shall not exceed five percent (5%) of the Consolidated total assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries in any Fiscal Year (calculated as of the end of the immediately preceding fiscal quarter of the Borrower for which the Borrower’s financial statements were most recently delivered pursuant to this Agreement).

SECTION 9.6 Restricted Payments. Declare or pay any Restricted Payments; provided that:

(a) the Borrower or any Subsidiary thereof may pay dividends in shares of its own Qualified Equity Interests and may make cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any of its Subsidiaries;

(b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any other Subsidiary (or ratably to all holders of its outstanding Qualified Equity Interests);

(c) for any period during which the Borrower is taxed as a flow-through entity for U.S. federal income tax purposes, each Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower so that the Borrower may, and the Borrower shall be permitted to, make Permitted Tax Distributions at any time during such period;

(d) at any time after an IPO, the Borrower may declare and make Restricted Payments:

(i) to the Parent Entity in amounts incurred by the Parent Entity for (A) corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) which are reasonable and customary and attributable to the ownership or operations of the Borrower and its Subsidiaries, (B) any reasonable and customary indemnification claims made by directors or officers of the Parent Entity attributable to the ownership or operations of the Borrower and its Subsidiaries, (C) costs and expenses incurred by it in connection with the Parent Entity being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002, (D) reasonable fees and expenses of the Parent Entity related to the IPO whether or not consummated, (E) franchise fees and similar Taxes of the Parent Entity and other fees and expenses required to maintain the organizational existence of the Parent Entity, in each case, which are reasonable and customary, (F) reasonable and customary compensation and benefits payable to directors, officers, and employees of the Parent Entity to the extent attributable to the operations of the Borrower and its Subsidiaries, and (G) reimbursement of reasonable expenses paid by the Parent Entity on behalf of the Borrower;

(ii) to the extent necessary to make, or allow the Parent Entity to make, tax benefit or savings payments and similar payments, in each case as may be required pursuant to the terms of the IPO Documents; and

(iii) to the extent necessary to make, or allow the Parent Entity to make, cash settlement payments to members of the Borrower in connection with the redemption of such members’ Equity Interests in the Borrower as may be required pursuant to the terms of the limited liability company agreement of the Borrower; provided that, immediately before and immediately after giving pro forma effect to the making of any such Restricted Payment and any Indebtedness incurred in connection therewith, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Consolidated Total Leverage Ratio is less than or equal to 4.00 to 1.00 as of the most recently completed Reference Period;

(e) the Borrower may declare and pay the Closing Date Dividend;

(f) the Borrower may declare and make Restricted Payments in an amount not to exceed the Available Amount; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving pro forma effect to such usage and any Indebtedness incurred in connection therewith, the Borrower is in pro forma compliance with the Financial Covenant for the most recently completed Reference Period;

(g) the Borrower may declare and make Restricted Payments in an aggregate amount not to exceed $15,000,000 during any Fiscal Year; and

(h) the Borrower may declare and make Restricted Payments not otherwise permitted pursuant to this Section; provided that, immediately before and immediately after giving pro forma effect to the making of any such Restricted Payment and any Indebtedness incurred in connection therewith, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Leverage Ratio is less than or equal to 3.00 to 1.00 as of the most recently completed Reference Period.

SECTION 9.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of the Borrower or any of its Subsidiaries, other than:

(i) transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.13;

(ii) transactions existing on the Closing Date and described on Schedule 9.7;

(iii) transactions among Credit Parties;

(iv) transactions with the Persons party to the IPO Documents as required thereunder;

(v) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;

(vi) employment and severance arrangements (including equity incentive plans and employee compensation plans, benefit plans and stock option programs and arrangements) with their respective officers and employees in the ordinary course of business; and

(vii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.

SECTION 9.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) or amend, modify or change any of the IPO Documents after the initial approval of the form thereof by the Administrative Agent, in each case, in any manner materially adverse to the rights or interests of the Lenders; provided that concurrently with the consummation of the IPO, the limited liability company agreement of the Borrower may be amended or amended and restated with such modifications thereto containing obligations of the Borrower not prohibited under this Agreement.

SECTION 9.9 Payments and Modifications of Certain Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Junior Indebtedness, except:

(i) Permitted Refinancing Indebtedness in respect of any Junior Indebtedness permitted by Section 9.1, and by any subordination provisions applicable thereto;

(ii) payments and prepayments of any Junior Indebtedness made solely with the proceeds of Qualified Equity Interests (other than the IPO);

(iii) the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness permitted by the subordination agreement or any subordination provisions applicable thereto;

(iv) payments and prepayments of any Junior Indebtedness in an amount not to exceed the Available Amount; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving pro forma effect to such usage and any Indebtedness incurred in connection therewith, the Borrower is in pro forma compliance with the Financial Covenant for the most recently completed Reference Period; and

(v) payments of any Junior Indebtedness not otherwise permitted pursuant to this Section; provided that, immediately before and immediately after giving pro forma effect to the making of any such payment and any Indebtedness incurred in connection therewith, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Leverage Ratio is less than or equal to 3.00 to 1.00 as of the most recently completed Reference Period.

SECTION 9.10 No Further Negative Pledges; Restrictive Agreements. Enter into, assume or be subject to any agreement prohibiting or otherwise restricting (a) the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, or (b) the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions on its Equity Interests to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (iii) pay any Indebtedness or other obligation owed to any Credit Party or make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired, improved or otherwise financed in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property that limit the transfer of such Property pending the consummation of such sale or any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary, in each case to the extent such sale is permitted pursuant to Section 9.5, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date, (I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (J) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (K) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 9.11 Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto.

SECTION 9.12 [Reserved.]

SECTION 9.13 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.

SECTION 9.14 Financial Covenant. Permit the Consolidated Total Leverage Ratio to exceed the following respective ratios as of the last day of any fiscal quarter during the following respective periods specified below.

Period	Maximum Consolidated Total Leverage Ratio
Closing Date through September 30, 2017	6.00 to 1.00
October 1, 2017 through June 30, 2018	5.50 to 1.00
July 1, 2018 through December 31, 2018	5.25 to 1.00
January 1, 2019 through June 30, 2019	5.00 to 1.00
July 1, 2019 through September 30, 2019	4.75 to 1.00
October 1, 2019 through December 31, 2019	4.50 to 1.00
January 1, 2020 through June 30, 2020	4.25 to 1.00
July 1, 2020 and thereafter	4.00 to 1.00

The provisions of this Section 9.14 are for the benefit of the Revolving Credit Lenders only and the Required Revolving Credit Lenders may amend, waive or otherwise modify this Section 9.14 or the defined terms used for purposes of this Section 9.14 or waive any Default or Event of Default resulting from a breach of this Section 9.14 in accordance with the provisions of Section 12.2.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c) Misrepresentation. Any representation, warranty or certification made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty or certification made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in (i) Section 8.1 and such default shall continue for a period of five (5) Business Days, or (ii) Section 8.2(a), 8.3(a), 8.4, 8.13, 8.14, 8.15, 8.16 or 8.17 or 8.19 or Article IX; provided that a breach of the Financial Covenant shall not constitute an Event of Default with respect to any Term Loans, and the Term Loan Lenders shall not be permitted to exercise any remedies with respect to a breach of the Financial Covenant, unless and until the Required Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility to be due and payable and all outstanding Revolving Credit Commitments to be terminated, in each case in accordance with this Agreement and such declaration has not been rescinded.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount of which Indebtedness or with respect to any Hedge Agreement, the Hedge Termination Value, is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) [Reserved.]

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or the Liens created by any of the Security Documents shall for any reason not constitute a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof or by virtue of any action or inaction of the Administrative Agent.

(l) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

SECTION 10.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; provided that upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with the Financial Covenant (which has not become an Event of Default with respect to the Term Loans pursuant to Section 10.1(d)), actions pursuant to this clause (a) may be taken by the Required Revolving Credit Lenders with respect to the Revolving Credit Loans and the Revolving Credit Commitments only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of the Required Revolving Credit Lenders.

(b) Letters of Credit. Demand with respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, that the Borrower deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the obligation to deposit Cash Collateral shall automatically become effective without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral with respect to any of the Secured Obligations.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 11.6 and 11.9, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

SECTION 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such removal), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 11.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved or authorized in writing in accordance with Section 12.2;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.2; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10 Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Switch, Ltd.

7135 South Decatur Boulevard

Las Vegas, Nevada 89118

Attention of: Office of the General Counsel

E-mail: switchlegal@supernap.com

With copies to:

Greenberg Traurig, LLP

Attention of: Michelle Hallsten

Telephone No.: (916) 868-0663

E-mail: hallstenm@gtlaw.com

If to Wells Fargo as Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Facsimile No.: (704) 715-0092

With copies to:

Wells Fargo Bank, National Association

3800 Howard Hughes Pkwy, Suite 400

Las Vegas, NV 89169

Attention of: Olga E. Wisnicky, Senior Vice President

Telephone No.: (702) 791-6272

Facsimile No.: (702) 791-6365

E-mail: olga.e.wisnicky@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding any payment required by Section 4.4(b)(i), 4.4(b)(ii), 4.4(b)(iii), or 4.4(b)(iv)) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change Section 4.4(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 12.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;

(h) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender;

(i) release or subordinate the Liens on all or substantially all of the Collateral granted to or held by the Administrative Agent under any Loan Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(j) (i) waive any condition precedent to any Extension of Credit under the Revolving Credit Facility set forth in Section 6.2 or (ii) amend or otherwise modify Section 6.2, if the effect of such amendment or modification is to require the Revolving Credit Lenders to make Revolving Credit Loans (pursuant to a substantially concurrent request by the Borrower) when such Revolving Credit Lenders would not otherwise be required to do so, in each case, without the written consent of the Required Revolving Credit Lenders; or

(k) amend, waive or otherwise modify the definition of “Financial Covenant” or any provision of Section 9.14 (or any defined terms used therein, but only for purposes of Section 9.14 and not for any other purposes, including, without limitation, any pro forma compliance or incurrence tests) or waive any Event of Default resulting from a breach of the Financial Covenant, in each case without the written consent of the Required Revolving Credit Lenders;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) the Required Revolving Credit Lenders may (x) amend or otherwise modify the Financial Covenant or, solely for purposes of the Financial Covenant, the defined terms used, directly or indirectly, therein, or (y) waive any noncompliance with the Financial Covenant or any Event of Default resulting from any such noncompliance, in each case without the consent of any other Lenders and (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 5.13, 5.16 and 5.17 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Revolving Credit Facility Increases to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include the Incremental Increases, as applicable, or outstanding Incremental Term Loans and outstanding Revolving Credit Facility Increases, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender and (3) to make amendments to any outstanding tranche of Term Loans to permit any Incremental Term Loans or Commitments relating thereto to be “fungible” (including, without limitation, for purposes of the Code) with such tranche of Term Loans, including, without limitation, increases in the Applicable Margin or any fees payable to such outstanding tranche of Term Loans or providing such outstanding tranche of Term Loans with the benefit of any call protection or covenants that are applicable to the proposed Incremental Term Loans or Commitments relating thereto; provided that any such amendments or modifications to such outstanding tranche of Term Loans shall not directly adversely affect the Lenders holding such tranche of Term Loans without their consent.

SECTION 12.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and, if reasonably necessary, of one local counsel to the Administrative Agent in any relevant material jurisdiction), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Lenders and the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, in the case of legal fees and expenses pursuant to this Section 12.3(a), such fees and expenses shall be limited to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, its Affiliates, the Lenders, the Issuing Lender, the Swingline Lender and the Arrangers (taken as a whole) and, if reasonably necessary, of one local counsel to the Administrative Agent and the Arrangers (taken as a whole) in any relevant material jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated (taken as a whole).

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses pursuant to this Section 12.3(b), to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, one local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction, as applicable ; provided that in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional counsel in each relevant jurisdiction, as applicable, to each group of affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) any dispute solely among the Indemnitees (other than any claims (1) against an Indemnitee in its capacity as or in fulfilling its role as an agent or arranger or any similar role under this Agreement or any other Loan Document or (2) arising out of any act or omission of the Borrower or any Subsidiary of the Borrower or any of their respective Affiliates). This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, in each case in their capacity as such, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing contained in this sentence shall limit the Borrower’s indemnity obligations to the extent set forth in Section 12.3(b). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this

Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility and (y) $1,000,000 in the case of any assignment in respect of the Initial Term Loans and, if applicable, any Incremental Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Initial Term Loans or, if applicable, Incremental Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) a natural Person, (B) the Borrower or any of its Subsidiaries or Affiliates or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption, each Incremental Amendment and each Refinancing Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by (i) the Borrower, (ii) BMO Capital Markets Corp. and (iii) any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties solely in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent, the Lender or the Issuing Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process (in which case, the Administrative Agent, the Lender or the Issuing Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates (in which case, the Administrative Agent, the Lender or any Issuing Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by any governmental regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (l) to the extent that such information is independently developed by such Person, so long as such Person has not otherwise breached its confidentiality obligations hereunder and has not developed such information based on information received from a third party that to its knowledge has breached confidentiality obligations owing to the Borrower or its Subsidiaries, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13 Survival.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lenders, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to the applicable Issuing Lender) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

SECTION 12.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing. Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

SECTION 12.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 12.23 Amendment and Restatement of Existing Credit Agreement; No Novation. The parties to this Agreement agree that, upon (a) the execution and delivery by each of the parties hereto of this Agreement and (b) satisfaction or waiver of the conditions set forth in Section 6.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation or termination of the Obligations under the Existing Credit Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement (to the extent not repaid on the Closing Date), shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such reallocations of commitments and transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitments of the Lenders hereunder and the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with such reallocations and transfers, in each case on the terms and in the manner set forth in Section 5.9. Certain lenders under the Existing Credit Agreement will not be party to this Agreement and, on the Closing Date, the loans and commitments of each such departing Lender will be paid in full and terminated on a non-pro rata basis and each of the parties hereto hereby consents to such prepayment and termination.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

SWITCH, LTD., as Borrower

By:	/s/ Gabriel Nacht
Name:	Gabriel Nacht
Title:	Chief Financial Officer

Switch, Ltd.

Amended and Restated Credit Agreement

Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Olga E. Wisnicky
Name:	Olga E. Wisnicky
Title:	Senior Vice President

Switch, Ltd.

Amended and Restated Credit Agreement

Signature Page

BMO HARRIS BANK, N.A., as Issuing Lender and Lender

By:	/s/ Michael Kus
Name:	Michael Kus
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Kyle Becton
Name:	Kyle Becton
Title:	Executive Director

GOLDMAN SACHS BANK USA, N.A, as Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

CITIZENS BANK, N.A., as Lender

By:	/s/ Battle Moore
Name:	Battle Moore
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeffrey Waibel
Name:	Jeffrey Waibel
Title:	Vice President

CITIBANK, N.A., as Lender

By:	/s/ Scott Slavik
Name:	Scott Slavik
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Authorized Signatory

By:	/s/ Joan Park
Name:	Joan Park
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Brandon K. Fiddler
Name:	Brandon K. Fiddler
Title:	Senior Vice President

BOKF, NA dba BANK OF ARIZONA, as Lender

By:	/s/ Margaret DelBrocco
Name:	Margaret DelBrocco
Title:	Senior Vice President

ZB, NA, D/B/A NEVADA STATE BANK, as Lender

By:	/s/ Vanessa Teeter
Name:	Vanessa Teeter
Title:	Vice President

CITY NATIONAL BANK, as Lender

By:	/s/ Garen Papazyan
Name:	Garen Papazyan
Title:	Senior Vice President

EXHIBIT A-1

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

June 27, 2017

FOR VALUE RECEIVED, the undersigned, SWITCH, LTD., a Nevada limited liability company (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Amended and Restated Credit Agreement referred to below, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Amended and Restated Credit Agreement, dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

SWITCH, LTD.

By:
Name:
Title:

EXHIBIT A-2

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

June 27, 2017

FOR VALUE RECEIVED, the undersigned, SWITCH, LTD., a Nevada limited liability company (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Amended and Restated Credit Agreement referred to below, the unpaid principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Amended and Restated Credit Agreement, dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

SWITCH, LTD.

By:
Name:
Title:

EXHIBIT A-3

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

June 27, 2017

FOR VALUE RECEIVED, the undersigned, SWITCH, LTD., a Nevada limited liability company (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Amended and Restated Credit Agreement referred to below, the unpaid principal amount of all Term Loans made by the Lender pursuant to that certain Amended and Restated Credit Agreement, dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note under seal as of the day and year first above written.

SWITCH, LTD.

By:
Name:
Title:

EXHIBIT B

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

SWITCH, LTD.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: _____________

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section [2.3 [4.2] of the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SWITCH, LTD., a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby requests that the Lenders make [a Revolving Credit Loan][a Swingline Loan][the Initial Term Loan][an Incremental Term Loan] to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.3, Section 4.2 or Section 5.13, as applicable, of the Credit Agreement.)

2. The Borrower hereby requests that such Loan(s) be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans or Swingline Loans, Section 4.2(a) of the Credit Agreement for the Initial Term Loan or Section 5.13 of the Credit Agreement for an Incremental Term Loan).

3. The Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan[1]	Interest Rate	Interest (LIBOR Rate only)	Period
[Base Rate or LIBOR Rate][2]

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[1]	Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at LIBOR with an interest period of three months and $7,000,000 may be requested at LIBOR with an interest period of one month).
[2]	Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans, the Initial Term Loan or any Incremental Term Loan or (ii) the Base Rate for Swingline Loans.

5. All of the conditions applicable to this Extension of Credit specified in clauses (a) and (b) of Section 6.2 of the Credit Agreement have been satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

SWITCH, LTD.

By:
Name:
Title:

EXHIBIT C

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Switch, Ltd., a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

Bank Name:
ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided by the Borrower to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

SWITCH, LTD.

By:
Name:
Title:

EXHIBIT D

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section [2.4(c)] [4.4(a)] of the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Switch, Ltd., a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:                     . (Complete with an amount in accordance with Section 2.4 or Section 4.4 of the Credit Agreement.)

2. The Loan(s) to be prepaid consist of: [check each applicable box]

☐	a Swingline Loan

☐	a Revolving Credit Loan

☐	the Initial Term Loan

☐	an Incremental Term Loan

☐	an Extended Term Loan

☐	a Refinancing Term Loan

3. The Borrower shall repay the above-referenced Loans on the following Business Day:                     . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[4. This Notice of Prepayment is contingent upon                     . (Complete in accordance with Section 2.4(c) of the Credit Agreement).]1

[Signature Page Follows]

[1]	Notice of Prepayment may be revoked if such condition is not satisfied.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

SWITCH, LTD.

By:
Name:
Title:

EXHIBIT E

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Switch, Ltd., a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Loan to which this Notice relates is [a Revolving Credit Loan] [the Initial Term Loan] [an Incremental Term Loan] [an Extended Term Loan] [a Refinancing Term Loan]. (Delete as applicable.)

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

Outstanding principal balance:	$
Principal amount to be converted:	$
Requested effective date of conversion:

Requested new Interest Period:

☐	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

Outstanding principal balance:	$
Principal amount to be converted:	$
Last day of the current Interest Period:

Requested effective date of conversion:

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance:	$
Principal amount to be continued:	$
Last day of the current Interest Period:	$
Requested effective date of continuation:

Requested new Interest Period:

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

SWITCH, LTD.

By:
Name:
Title:

EXHIBIT F

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

Dated as of:

The undersigned, on behalf of Switch, Ltd., a Nevada limited liability company (the “Borrower”), hereby certifies, solely in [his][her] capacity as [Chief Executive Officer][Chief Financial Officer][Treasurer][Controller] of the Borrower, and not in [his][her] individual or personal capacity and without personal liability, to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 8.2 of the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of                     and for the                      period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of the dates indicated and the results of their operations and cash flows for the period[s] indicated; [subject to customary year-end adjustments and the absence of footnotes]1.

3. During the accounting period covered by the financial statements referred to in Paragraph 2 above, [no Default or Event of Default has occurred and no Default or Event of Default is continuing as of the date of this certificate], nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. As of the date of this certificate, the Applicable Margin, Available Amount and calculations determining such figures are set forth on the attached Schedule 1; the Borrower and its Subsidiaries are in compliance with the Financial Covenant as shown on such Schedule 1.

5. The attached Schedule 2 sets forth the names of each Immaterial Subsidiary as of the date of this certificate and each such Subsidiary listed on the attached Schedule 2 meets the requirements set forth in the definition of “Immaterial Subsidiary” in the Credit Agreement, as shown by the calculations set forth on the attached Schedule 2.

[Signature Page Follows]

[1]	Clause not to be included with audited financials.

WITNESS the following signature as of the day and year first written above.

SWITCH, LTD.

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

For the Quarter/Year ended                              (the “Statement Date”)

A.	Section 9.14 Consolidated Total Leverage Ratio and Applicable Margin

(I)	Consolidated Total Indebtedness as of the Statement Date:			$

(II)	Consolidated EBITDA for the fiscal quarter ending on or immediately prior to the Statement Date:

	(1)	Consolidated Net Income for such period		$

	(2)	The following amounts, without duplication, to the extent deducted in determining Consolidated Net Income for such period:		$

		(a)	Income and franchise taxes payable during such period:	$

		(b)	Consolidated Interest Expense for such period:	$

		(c)	Amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), including non-cash compensation expenses for equity issuances for such period:	$

		(d)	Extraordinary losses (excluding extraordinary losses from discontinued operations) during such period:	$

		(e)	One-time charges by the Public Utilities Commission of Nevada pursuant to Borrower’s and its Subsidiaries’ application to purchase energy, generation, transmission, distribution, capacity or ancillary services from electric resources providers pursuant to Nevada Revised Statutes chapter 704B during such period:[1]	$

		(f)	Net after-tax losses on Asset Dispositions other than in the ordinary course of business during such period:	$

		(g)	Transaction Costs payable during such period:	$

[1]	Such add-back shall be in an aggregate amount not to exceed $30,000,000; provided that no more than $10,000,000 of such charges may be taken after Fiscal Year 2017.

	(3)	Line A.(II)(2)(a) plus (b) plus (c) plus (d) plus (e) plus (f) plus (g):	$

	(4)	The following amounts, without duplication, to the extent added in computing Consolidated Net Income for such period:

		(a) Interest income during such period:	$

		(b) Any extraordinary gains during such period:	$

		(c) Net after-tax gains on Asset Dispositions other than in the ordinary course of business during such period:	$

		(d) Non-cash gains or non-cash items increasing Consolidated Net Income during such period:	$

	(5)	Line A.(II)(4)(a) plus (b) plus (c) plus (d):	$

	(6)	Consolidated EBITDA (Line A.(II)(1) plus (3) minus (5)):	$

	(7)	Line A.(II)(6) multiplied by four (4):	$

(III)	Line A.(I) divided by Line A.(II)(7):		to 1.00

(IV)	Maximum permitted Consolidated Total Leverage Ratio as set forth in Section 9.14 of the Credit Agreement		6.00[2] to 1.00

(V)	In Compliance? Yes/No

(VI)	Applicable Margin (Term Loan Facility) Pricing Level (see below)

Pricing Level	Consolidated Total Leverage Ratio	LIBOR +	Base Rate +
I	Less than 4.00 to 1.00	2.50%	1.50%
II	Greater than or equal to 4.00 to 1.00	2.75%	1.75%

[2]	To be updated in accordance with the periods described in Section 9.14 of the Credit Agreement.

(VII) Applicable Margin (Revolving Credit Facility) Pricing Level (see below) __

Pricing Level	Consolidated Total Leverage Ratio	LIBOR +	Base Rate +	Commitment Fee
I	Less than or equal to 1.50 to 1.00	1.50%	0.50%	0.25%
II	Greater than 1.50 to 1.00, but less than or equal to 2.25 to 1.00	1.75%	0.75%	0.30%
III	Greater than 2.25 to 1.00, but less than or equal to 3.00 to 1.00	2.00%	1.00%	0.35%
IV	Greater than 3.00 to 1.00 but less than or equal to 4.00 to 1.00	2.25%	1.25%	0.40%
V	Greater than 4.00 to 1.00	2.50%	1.50%	0.45%

B.	Available Amount

(I)	An amount equal to, without duplication:

	(1)	$50,000,000:		$50,000,000

	(2)	An amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate sum of:

		(a)	Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date:	$

		(b)	100% minus the ECF Percentage for such Excess Cash Flow Period:	_________%

		(c)	Line B.(I)(2)(a) multiplied by (b):	$

	(3)	In each case to the extent such amounts are received by the Borrower or any Subsidiary during the period from the Closing Date through and including the Statement Date:[3]

		(a)	the Net Cash Proceeds of any issuance of Qualified Equity Interests of the Borrower:	$

		(b)	cash contributions:	$

		(c)	the fair market value, as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or other property, in each case, received as a capital contribution as common Equity Interests:	$

		(d)	Line B.(I)(3)(a) plus (b) plus (c):	$

[3]	Not to include (1) the proceeds of an IPO or (2) the proceeds of capital contributions or issuances of Qualified Equity Interests to the extent specifically and contemporaneously utilized in connection with other transactions permitted pursuant to the Credit Agreement.

	(4)		The net cash proceeds received by the Borrower or any Subsidiary during the period from the Closing Date through and including the Statement Date in connection with:

		(a)	cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment originally made using the Available Amount after the Closing Date:	$

		(b)	sales of Investments that were originally made using the Available Amount (in each case, in an amount not to exceed the original amount of such Investment):	$

		(c)	Line B.(I)(4)(a) plus (b):	$

	(5)		The aggregate amount of Retained Declined Proceeds during such period:	$

(II)	the sum of, without duplication, all usage of the Available Amount pursuant to Sections 9.3(m), 9.6(f) and 9.9(b)(iv) of the Credit Agreement on or prior to the Statement Date:			$

(III)	Available Amount: Line B(I)(1) plus (2)(c) plus (3)(d) plus (4)(c) plus (5) minus B.(II):			$

Schedule 2

to

Officer’s Compliance Certificate

[to be attached]

EXHIBIT G

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the Assignees2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	Switch, Ltd.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

[1]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[2]	Select as appropriate.
[3]	Include bracketed language if there are multiple Assignees.

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 27, 2017 among Switch, Ltd., as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent[, Issuing Lender and Swingline Lender]

By:
Name:
Title:

[Consented to:][6]

SWITCH, LTD.

By:
Name:
Title:

[5]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[1]	Aggregate Amount of Commitment/ Loans for all Lenders[2]	Amount of Commitment/ Loans Assigned[3]	Percentage Assigned of Commitment/ Loans[4]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[NAME OF ASSIGNEE][5]
[and is an Affiliate/Approved Fund of [identify Lender]6]

By:
Name:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	Add additional signature blocks, as needed.
[6]	Select as appropriate.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1] [Section 8.1]1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[1]	Update as necessary to refer to appropriate Financial Statement delivery Section in Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(NON-PARTNERSHIP FOREIGN LENDERS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Switch, Ltd., a Nevada limited liability company (the “Borrower”), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-2

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(NON-PARTNERSHIP FOREIGN PARTICIPANTS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Switch, Ltd., a Nevada limited liability company (the “Borrower”), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-3

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN PARTICIPANT PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Switch, Ltd., a Nevada limited liability company (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-4

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN LENDER PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Switch, Ltd., a Nevada limited liability company (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I

to

Amended and Restated Credit Agreement

dated as of June 27, 2017

by and among

Switch, Ltd.,

as Borrower,

the lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF AUCTION PROCEDURES

AUCTION PROCEDURES

This Exhibit I is intended to summarize certain basic terms of the Auction Procedures pursuant to and in accordance with the terms and conditions of Section 4.5 of that certain Amended and Restated Credit Agreement, dated as of June 27, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, of which this Exhibit I is a part. This Exhibit I is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. Capitalized terms not otherwise defined in this Exhibit I have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Auction Manager (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Manager and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount as is otherwise reasonably acceptable to the Auction Manager and the Administrative Agent) (the “Auction Amount”), (ii) specify the discount to par, which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction, that represents the range of purchase prices that the Borrower would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Borrower, to (x) each Lender and/or (y) each Lender with respect to any Term Loans on an individual Class basis and (iv) remain outstanding through the Auction Response Date (as defined below). The Auction Manager will promptly provide each appropriate Lender with a copy of such Auction Notice and a form of the Return Bid (as defined below) to be submitted by a responding Lender to the Auction Manager (or its delegate) by no later than 5:00 p.m. on the date specified in such Auction Notice (or such later date as the Borrower may agree to extend with the reasonable consent of the Auction Manager and the Administrative Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Manager with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Manager, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range, and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount as is specified in the Auction Notice) (the “Reply Amount”). A Lender may avoid the minimum amount condition specified in clause (ii) of the preceding sentence solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of such Term Loans. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Assignment and Assumption with the Dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Manager in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Manager by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager prior to the applicable Auction Response Date, the Auction Manager, in consultation with the Borrower, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Borrower can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price sufficient to complete a purchase of the entire Auction Amount. The Borrower shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Manager in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1.0%, when compared to an Applicable Price of $100 with a 2.0% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Manager shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Manager of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Borrower may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) Any Return Bid (including any bids specified therein) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender, however, an Auction may become void if the conditions set forth in Section 4.5 of the Credit Agreement are not met.

(iii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Manager acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iv) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Manager may require as a condition to any Auction, the payment of customary fees and expenses by the Borrower in connection therewith as agreed between the Borrower and the Auction Manager.

(v) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Manager (or its delegate) shall be deemed to have been given upon the Auction Manager’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(vi) The Borrower and the Lenders acknowledge and agree that the Auction Manager may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Manager and expressly consent to any such delegation of duties by the Auction Manager to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to the Credit Agreement shall apply to each Affiliate of the Auction Manager and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Manager.

None of the Administrative Agent, the Auction Manager or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the other Loan Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit I shall not require the Borrower to initiate any Auction, nor shall any Lender be obligated to participate in any Auction.

None of the Administrative Agent, the Auction Manager, the Arrangers or any of their respective Related Parties makes any recommendation as to whether or not any Lender should participate in any Auction or as to any Reply Price or Reply Amount. Each Lender shall make its own independent decision as to whether to participate in any Auction and, if so, the principal amount and proposed price to be included in its Return Bid. Each Lender should consult its own attorneys, business advisors and tax advisors as to legal, business, tax and related matters concerning any proposed Auction.